Exhibit 10.7

Please be advised that certain identified information has been excluded in this Exhibit because it is the type of information that the registrant treats as private or confidential and is (i) not material and (ii) would be competitively harmful if publicly disclosed. Information that has been redacted/omitted is symbolized by “[***]”.

AGREEMENT AND PLAN OF MERGER

by and among

Mobix Labs, Inc.,

Mobix Merger Sub XIV, Inc.,

Mobix Merger Sub XV, LLC,

Special Project Delivery, Inc.

and

the Stockholder Representative named herein

Dated as of August 13, 2026

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-iii-

-iv-

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Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of August 13, 2026 (the “Effective Date”), by and among (i) Mobix Labs, Inc., a Delaware corporation (“Parent”); (ii) Mobix Merger Sub XIV, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“First Merger Sub”); (iii) Mobix Merger Sub XV, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Second Merger Sub”); (iv) Special Project Delivery, Inc., a Delaware corporation (the “Company”); and (v) Paul Singarella, solely in his capacity as the Stockholder Representative (the “Stockholder Representative”). Parent, First Merger Sub, Second Merger Sub and the Company are sometimes referred to herein collectively as the “Parties” and individually as a “Party.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Section 10.1.

If either of First Merger Sub or Second Merger Sub has not been duly formed, validly existing and in good standing as of the execution and delivery of this Agreement, then Parent shall, and shall cause its Affiliates to, promptly (and in any event not later than ten (10) Business Days following execution of this Agreement) take all actions necessary to form such entity as a wholly owned direct Subsidiary of Parent. Upon its formation, each such entity shall (a) satisfy in all respects the representations and covenants applicable to it under this Agreement, (b) become a party to this Agreement and bound by all of the terms, conditions and obligations hereof applicable to “First Merger Sub” or “Second Merger Sub,” as applicable, by executing and delivering a joinder in form and substance reasonably acceptable to the Company, and (c) be deemed, from and after such joinder (and, for all purposes of this Agreement other than representations made as of the date hereof, as if it were an original signatory hereto), to be a party to this Agreement as “First Merger Sub” or “Second Merger Sub,” as applicable.

Recitals

Whereas, the Company is a Delaware corporation engaged in the business of sourcing, structuring, developing, and advancing rare earth, critical minerals, energy, and water infrastructure projects and technologies, including rare earth/critical minerals (“REE/CM”) acquisition opportunities and technology platforms, data center water and energy plays, California water-supply and public-private partnership development positions, and Salton Sea geothermal and direct-lithium-extraction development interests;

Whereas, the Company was converted from a California limited liability company to a Delaware corporation effective June 1, 2026, in accordance with the DGCL and the applicable provisions of California law governing such conversion, and after such conversion the Company has a board of directors and outstanding shares of common stock;

Whereas, upon the terms and subject to the conditions of this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), the Parties intend to effect an integrated business combination transaction by which: (a) at the Effective Time, First Merger Sub will merge with and into the Company (the “First Merger”), whereupon the separate corporate existence of First Merger Sub will cease and the Company will survive the First Merger and continue as the surviving corporation of the First Merger and a wholly owned Subsidiary of Parent (the Company, in its capacity as the surviving corporation of the First Merger, the “Surviving Corporation”); and (b) immediately following the First Merger and as part of the same integrated transaction, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), whereupon the separate corporate existence of the Surviving Corporation will cease and Second Merger Sub will continue as the surviving company of the Second Merger and a wholly owned Subsidiary of Parent (Second Merger Sub, in its capacity as the surviving company of the Second Merger, the “Surviving Company”);

Whereas, upon consummation of the Mergers, Parent will own one hundred percent (100%) of the outstanding equity interests of the Surviving Company, and the Surviving Company will hold all of the former business, assets and liabilities of the Company, and the holders of Shares immediately prior to the Effective Time (the “Company Stockholders”) will have the right to receive the Aggregate Stock Consideration as provided in Article II;

Whereas, the management, financing, and project-development capabilities of the Company and its principals are complementary to, and would materially augment, the strategic platform that Parent is developing through (i) the acquisition of the Company hereunder, and (ii) the joint efforts of the Parties for Parent to enter into verticals associated with matters of strategic, national importance, including the REE/CM space, with a focus on midstream acquisitions to acquire rare earth processing capabilities and capacity, the energy space with a focus on energy for data centers, and other potential growth opportunities into matters of national and economic security;

Whereas, the Company Stockholders include Persons who are, or who upon or in connection with the Closing are expected to become, related parties of Parent within the meaning of Item 404 of Regulation S-K and the rules of The Nasdaq Stock Market LLC, and the Company and one or more of its Affiliates are parties to existing commercial arrangements with Parent and its Subsidiaries, and accordingly the Parties have treated the Transactions as a related-party transaction, including for purposes of the approvals described in the following recital and the representations, covenants and conditions of this Agreement specifically addressed thereto;

Whereas, the board of directors of Parent (the “Parent Board”), acting upon the unanimous recommendation of the audit committee of the Parent Board (the “Parent Audit Committee”) composed solely of independent and disinterested directors, which committee reviewed the Transactions in accordance with the related-party transaction policies of Parent, Rule 5630 of The Nasdaq Stock Market LLC and Section 144 of the DGCL, has, by the affirmative vote of the disinterested directors and with each interested director (if any) having disclosed his or her interest and abstained, (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers and the issuance of Parent Class A Common Stock contemplated by Article II, are advisable, fair to, and in the best interests of, Parent and its stockholders (including its stockholders unaffiliated with the Company Stockholders), AND (ii) approved this Agreement and the transactions contemplated hereby;

Whereas, the board of directors of First Merger Sub and the sole member and (if applicable) manager of Second Merger Sub have (or, upon formation and joinder, will have) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, and Parent, as sole stockholder of First Merger Sub and sole member of Second Merger Sub, has approved (or, upon formation and joinder, will approve) this Agreement and the transactions contemplated hereby;

Whereas, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend that the Company Stockholders adopt this Agreement and approve the transactions contemplated hereby;

Whereas, for U.S. federal income Tax purposes (and for purposes of any applicable state or local Tax Law that follows the U.S. federal income Tax treatment), each of the Parties intends that the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state or local Tax Law), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3 (the Mergers, taken together and so treated, the “368 Transaction”);

Whereas, the Parties acknowledge that the Pre-Closing Dilution Stack is a material factor in the calculation of the Aggregate Stock Consideration, and the Parties intend that the Aggregate Stock Consideration be calculated as of, and fixed as of, the Closing, and be delivered as provided in Article II without any post-Closing anti-dilution adjustment, earn-out, restorative equity-grant mechanism, or milestone-contingent issuance of merger consideration, it being understood that any equity-based award granted to a Company Stockholder following the Closing under any equity incentive plan of Parent is granted in respect of continuing service and does not constitute merger consideration; and

Whereas, the Parties acknowledge that the continued operation of the Surviving Company will require working capital and operating funding (including in respect of (i) the Surviving Company’s continuing obligations under existing contracts and agreements, (ii) ordinary-course operating expenses, and (iii) compensation of personnel engaged in the continuing development and management of the Surviving Company’s project portfolio), and the Parties intend that Parent capitalize the Surviving Company at Closing in the amount and on the terms set forth in Section 2.12 and Schedule A, with the understanding that additional capitalizations may be required from time to time after the Closing.

Agreement

Now, Therefore, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGERS

Section 1.1. The Mergers.

(a) First Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL (including Section 251 thereof), at the Effective Time, First Merger Sub shall be merged with and into the Company, the separate corporate existence of First Merger Sub shall thereupon cease, and the Company shall survive the First Merger and shall continue as the Surviving Corporation and, from and after the Effective Time, as a wholly owned Subsidiary of Parent. For the avoidance of doubt, the Company shall be the surviving corporation of the First Merger, and the separate corporate existence of the Company, with all of its rights, privileges, powers, franchises, properties, assets, debts and liabilities, shall continue unaffected by the First Merger, except as expressly provided in this Agreement.

(b) Second Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL (including Section 264 thereof) and the DLLCA (including Section 18-209 thereof), at the Second Effective Time, the Surviving Corporation shall be merged with and into Second Merger Sub, the separate corporate existence of the Surviving Corporation shall thereupon cease, and Second Merger Sub shall continue as the Surviving Company in the Second Merger and shall remain a wholly owned Subsidiary of Parent.

Section 1.2. Closing. The closing of the transactions contemplated hereby, including the Mergers (the “Closing”), shall take place remotely via the exchange of executed counterparts and electronic deliverables at 10:00 a.m., Pacific time, on the date that is no later than the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by Parent and the Company. All deliveries by one Party to any other Party at the Closing shall be deemed to have occurred simultaneously and none shall be effective unless and until all have occurred, unless Parent and the Company agree otherwise. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3. Effective Times.

(a) Upon the terms and subject to the conditions set forth in this Agreement, concurrently with or as soon as practicable following the Closing, the Parties shall (i) cause a certificate of merger with respect to the First Merger, substantially in the form agreed to by the Parties (the “First Certificate of Merger”), to be filed with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, and (ii) make all other filings or recordings required by the DGCL in connection with the First Merger. The First Merger shall become effective at the time when the First Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Parent and the Company in writing and specified in the First Certificate of Merger (the time the First Merger becomes effective, the “Effective Time”).

(b) Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable following the Effective Time, and in any event on the same day as the Effective Time, the Parties shall (i) cause a certificate of merger with respect to the Second Merger, substantially in the form agreed to by the Parties (the “Second Certificate of Merger”), to be filed with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA, and (ii) make all other filings or recordings required by the DGCL and the DLLCA in connection with the Second Merger. The Second Merger shall become effective at the time when the Second Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Second Certificate of Merger (the time the Second Merger becomes effective, the “Second Effective Time”).

Section 1.4. Effects of the Mergers.

(a) The First Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and First Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and First Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) The Second Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all property, rights, privileges, powers and franchises of the Surviving Corporation and Second Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Surviving Corporation and Second Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 1.5. Governing Documents. At the Effective Time, by virtue of the First Merger, (a) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth in the exhibit to the First Certificate of Merger (which shall be in substantially the form of the certificate of incorporation of First Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Special Project Delivery, Inc.” or such other name as Parent shall designate prior to the Closing), and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, and (b) the bylaws of First Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that references therein to the name of First Merger Sub shall be deemed references to the name of the Surviving Corporation), in each case until thereafter amended as provided therein or by applicable Law. At the Second Effective Time, the certificate of formation and limited liability company agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time shall be the certificate of formation and limited liability company agreement of the Surviving Company until thereafter amended as provided therein or by applicable Law, except that the name of the Surviving Company shall be “Special Project Delivery, LLC” or such other name as is determined by Parent.

Section 1.6. Directors, Managers and Officers of the Surviving Corporation and the Surviving Company.

(a) The directors and officers of First Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors and officers of the Surviving Corporation, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

(b) The managers (or managing member) and officers of Second Merger Sub immediately prior to the Second Effective Time shall be, from and after the Second Effective Time, the managers (or managing member) and officers of the Surviving Company, to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Company until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal. Notwithstanding the foregoing, Parent shall cause the Surviving Company to retain such of the Company’s officers as are mutually agreed by Parent and the Company prior to the Closing in roles that support the continuity of the Company’s project portfolio.

Section 1.7. Deliveries by the Company and the Company Stockholders. At or prior to the Closing, the Company and the Company Stockholders (as applicable) shall deliver or cause to be delivered to Parent:

(a) a certificate of good standing (or its equivalent) of the Company and each of its Subsidiaries from its jurisdiction of formation and each other jurisdiction in which such entity is qualified, licensed or authorized to do business, in each case dated no more than seven (7) days prior to the Closing Date;

(b) a certified copy of the certificate of incorporation of the Company from the Secretary of State of the State of Delaware, together with evidence reasonably satisfactory to Parent of the Company’s conversion from a California limited liability company to a Delaware corporation, including the certificate of conversion filed with the Secretary of State of the State of Delaware, the corresponding conversion filing made with the Secretary of State of the State of California, and the resolutions of the Company’s prior managers and members and current Company Board authorizing such conversion;

(c) a certificate of the Secretary of the Company, dated as of the Closing Date, certifying that (i) attached thereto are correct and complete copies of the Organizational Documents of the Company in effect as of the Closing Date, (ii) attached thereto are correct and complete copies of (A) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including the Mergers, and (B) the Company Stockholder Approval, and (iii) all such resolutions and consents are in full force and effect and are all the resolutions and consents adopted in connection with the transactions contemplated hereby and thereby;

(d) a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company, certifying that the Company is not, and has not been at any time during the five (5) years preceding the date of such statement (or, if shorter, the period of the Company’s existence as a corporation, taking into account any predecessor status), a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, such statement in form and substance reasonably satisfactory to Parent and conforming to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), together with a notice of such statement to be delivered by Parent to the IRS on behalf of the Company in accordance with Treasury Regulations Section 1.897-2(h)(2), and (ii) an IRS Form W-9 from each Company Stockholder;

(e) the Employment Agreements, duly executed by each of Paul Singarella and John Dewey;

(f) the Investor Rights Agreement, duly executed by each Company Stockholder;

(g) a Letter of Transmittal, duly executed by each Company Stockholder;

(h) a certificate executed and delivered by an executive officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied;

(i) the First Certificate of Merger, duly executed by the Company (to the extent execution is required by the DGCL);

(j) written evidence, in form and substance reasonably acceptable to Parent, of the consent to, or the waiver or approval of, the transactions contemplated by this Agreement by all Persons (including governmental, quasi-governmental and private third parties) where the absence of any such consent, waiver or approval would result in a violation of Law or a breach or default under any Material Contract, in each case as set forth on Schedule 3.11(a);

(k) a written resignation and release from each of the officers and directors of the Company (other than any officer whom Parent designates to continue with the Surviving Company pursuant to Section 1.6(b)), effective as of the Effective Time, in a form reasonably acceptable to Parent;

(l) to the extent the Company or any Subsidiary has any indebtedness for borrowed money (including any stockholder or related-party notes), duly executed payoff letters and customary lien-release documentation, in form and substance reasonably satisfactory to Parent, together with UCC-3 termination statements and any other instruments reasonably necessary to evidence the discharge, at or prior to the Closing, of all Liens (other than Permitted Liens) securing such indebtedness;

(m) evidence reasonably satisfactory to Parent of the termination (or, if designated by Parent pursuant to Section 5.16(c), the amendment or ratification) of each Contract set forth on Schedule 5.16(c); and

(n) the updated Allocation Schedule contemplated by Section 2.4(c), certified by an officer of the Company.

Section 1.8. Deliveries by Parent. At or prior to the Closing, Parent shall deliver or cause to be delivered to the Company and/or the Company Stockholders (as applicable):

(a) a certificate of the Secretary of each of Parent, First Merger Sub and Second Merger Sub, dated as of the Closing Date, certifying that attached thereto are correct and complete copies of all resolutions adopted by the Parent Board (including the resolutions of the Parent Audit Committee and the disinterested directors described in the Recitals), the board of directors of First Merger Sub, and the sole member or manager of Second Merger Sub, and the written consents of Parent as sole stockholder of First Merger Sub and sole member of Second Merger Sub, in each case authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including the Mergers, and that all such resolutions and consents are in full force and effect;

(b) a certificate executed and delivered by an executive officer of Parent, dated as of the Closing Date, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;

(c) the Parent Solvency Certificate, delivered in accordance with Section 6.3(f);

(d) the Second Certificate of Merger, duly executed by Second Merger Sub (to the extent execution is required by the DGCL or the DLLCA);

(e) the Employment Agreements, duly executed by Parent (or the applicable Subsidiary of Parent);

(f) the Investor Rights Agreement, duly executed by Parent; and

(g) a copy of an executed indemnification agreement between Parent and each Covered Executive in substantially the form contemplated by Section 5.17(d), together with the insurance deliverables contemplated by Section 5.17(f).

Section 1.9. Further Action. If, at any time after the Effective Time or the Second Effective Time, the Surviving Corporation or the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation or the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of the Company, First Merger Sub or Second Merger Sub or otherwise to carry out the purposes of this Agreement, the officers of the Surviving Corporation or the Surviving Company, as applicable, shall be authorized to execute and deliver, in the name and on behalf of the Company, First Merger Sub or Second Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company, First Merger Sub or Second Merger Sub, all such other actions and things as may be reasonably necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or the Surviving Company, as applicable, or otherwise to carry out the purposes of this Agreement.

ARTICLE II

EFFECT OF THE MERGERS; MERGER CONSIDERATION

Section 2.1. Effect on Capital Stock and Membership Interests.

(a) First Merger. At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, First Merger Sub, Second Merger Sub, the Company or any Company Stockholder:

(i) Cancellation of Treasury Shares. Each Share that is owned by the Company (as treasury stock or otherwise) or by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be automatically cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(a)(i) and Dissenting Shares) shall be automatically cancelled and retired and shall cease to exist or be outstanding, and shall be automatically converted into the right of the holder thereof to receive, without interest, such holder’s Pro Rata Share of the Aggregate Stock Consideration, issuable and deliverable in accordance with this Article II. From and after the Effective Time, the Company Stockholders shall have only the rights expressly set forth in this Agreement and the Ancillary Agreements (or, in the case of Dissenting Shares, under Section 262 of the DGCL).

(iii) First Merger Sub Stock. Each share of common stock of First Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, Parent shall be the sole stockholder of the Surviving Corporation.

(iv) Company Equity Rights. The Company represents in Section 3.3 that no options, warrants, restricted stock, restricted stock units, convertible or exchangeable securities, promissory notes convertible into equity, profits interests, phantom equity, or other Security Rights with respect to the Company are issued or outstanding, other than as set forth on Schedule 3.3(a). Any Security Right set forth on Schedule 3.3(a) that is not exercised, converted, or settled in full prior to the Effective Time shall, as a condition to Closing, have been terminated at or prior to the Effective Time pursuant to a termination agreement in form and substance reasonably acceptable to Parent, without any consideration payable therefor except as expressly set forth in such termination agreement, and, as of the Effective Time, shall be cancelled and of no further force or effect.

(b) Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, First Merger Sub, Second Merger Sub or any other Person, (i) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be automatically cancelled and retired and shall cease to exist or be outstanding, without any conversion thereof or payment therefor; and (ii) the membership interests of Second Merger Sub outstanding immediately prior to the Second Effective Time shall remain outstanding and shall constitute all of the outstanding equity interests of the Surviving Company. From and after the Second Effective Time, Parent shall be the sole member of the Surviving Company. For the avoidance of doubt, the Merger Consideration is payable only in respect of the conversion of Shares in the First Merger pursuant to Section 2.1(a)(ii), and no additional consideration shall be or become payable in respect of the Second Merger.

Section 2.2. Aggregate Stock Consideration.

(a) Subject to the terms and conditions of this Agreement, the aggregate consideration payable to the Company Stockholders in respect of all Shares (the “Merger Consideration”) shall consist solely of the Aggregate Stock Consideration, which shall be issued, delivered and paid in a single tranche at the Closing in accordance with Section 2.4. No cash consideration shall be payable to the Company Stockholders in respect of the Shares, and no Company Stockholder shall be entitled to any earn-out, milestone-contingent issuance, anti-dilution adjustment, retained interest, or other contingent consideration of any kind. The Parties acknowledge that the issuance of the Aggregate Stock Consideration at the Closing requires the prior approval of Parent’s stockholders under Nasdaq Listing Rule 5635, and such approval (the “Parent Stockholder Approval”) shall be obtained prior to the Closing as provided in Section 5.11 and Section 6.1(b).

(b) “Aggregate Stock Consideration” means 4,800,000 shares of Parent Class A Common Stock as adjusted for any stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction effected after the Effective Date and prior to the Closing, rounded down to the nearest whole share.

(c) For the avoidance of doubt: (i) the Aggregate Stock Consideration is a fixed, hard floor and ceiling, and the Aggregate Stock Consideration shall be issued in a single tranche at the Closing, subject to receipt of the Parent Stockholder Approval prior to the Closing. The Aggregate Stock Consideration is calculated as of and fixed as of the Closing and is not subject to any post-Closing adjustment, anti-dilution true-up, or restorative equity-grant mechanism; the Company Stockholders bear, on a pro rata and pari passu basis with other holders of Parent Class A Common Stock, any dilution from issuances of Parent Common Stock after the Closing.

Section 2.3. [Reserved].

Section 2.4. Payment of Merger Consideration; Allocation Schedule.

(a) At the Closing, Parent shall issue and deliver to each Company Stockholder (subject to such Company Stockholder’s delivery of a duly executed Letter of Transmittal and IRS Form W-9) such Company Stockholder’s Pro Rata Share of the Aggregate Stock Consideration, in book-entry form, free and clear of all Liens other than transfer restrictions arising under applicable securities Laws and the Investor Rights Agreement. No later than three (3) Business Days following the Closing, Parent shall deliver, or cause to be delivered, irrevocable written instructions to its transfer agent directing the issuance of such shares in book-entry form registered in the names of the Company Stockholders.

(b) The shares of Parent Class A Common Stock delivered pursuant to this Article II shall be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder, and shall bear customary restrictive legends. Each Company Stockholder’s Letter of Transmittal shall include representations as to such Company Stockholder’s status as an “accredited investor” within the meaning of Regulation D, investment intent, and such other matters as Parent reasonably requires to establish the availability of such exemption. Parent shall timely file a Form D with the U.S. Securities and Exchange Commission (the “SEC”) and any required state blue-sky notices in respect of such issuance.

(c) Not less than three (3) Business Days prior to the Closing, the Company shall deliver to Parent an updated allocation schedule (the “Allocation Schedule”), in the form of Schedule D, setting forth: (i) the name and address of each Company Stockholder; (ii) the type and number of Shares held by such Company Stockholder immediately prior to the Effective Time; (iii) such Company Stockholder’s Pro Rata Share; (iv) the number of shares of Parent Class A Common Stock issuable to such Company Stockholder at the Closing; and (v) delivery instructions for the issuance of book-entry shares to such Company Stockholder. The Allocation Schedule shall be prepared in accordance with the Company’s Organizational Documents and applicable Law and shall be certified as accurate by an officer of the Company. Parent and its Representatives shall be entitled to rely conclusively on the Allocation Schedule, and in no event shall the aggregate number of shares issuable pursuant to the Allocation Schedule exceed the Aggregate Stock Consideration.

Section 2.5. No Holdback; Indemnity Security.

Notwithstanding any other provision of this Agreement, no portion of the Aggregate Stock Consideration shall be withheld, held back, placed in escrow, or made subject to forfeiture at or following the Closing as security for the indemnification obligations of the Company Stockholders. The Aggregate Stock Consideration shall be issued to the Company Stockholders at the Closing. The indemnification obligations of the Company Stockholders under Article VII shall instead be satisfied in the first instance through the means set forth in Section 7.4(b) (including, in the sole discretion of the Company Stockholders, and each of them, by payment of cash, set-off against amounts otherwise owed by a Parent Indemnified Party to a Company Stockholder under this Agreement (other than compensation for services, and other than any salary, bonus, equity or other compensation or benefits payable to a Company Stockholder in his capacity as a director, officer or employee of Parent or any of its Subsidiaries), and the surrender for cancellation of shares of Parent Class A Common Stock issued hereunder and still held by such Company Stockholder), and no shares shall be withheld or reserved for indemnification purposes. For the avoidance of doubt, nothing in this Section 2.5 shall limit any Parent Indemnified Party’s rights and remedies under Article VII, at law, or in equity to enforce the indemnification obligations of the Company Stockholders, including the right to pursue collection of unpaid amounts and to obtain judgment against any Company Stockholder failing to satisfy such obligations.

Section 2.6. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by a Company Stockholder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has properly demanded appraisal of such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the consideration described in Section 2.1(a)(ii), and such Company Stockholder shall be entitled only to such rights as are granted by Section 262 of the DGCL, unless and until such Company Stockholder fails to perfect, effectively withdraws, or otherwise loses such holder’s right to appraisal, in which case such Shares shall be deemed to have been converted as of the Effective Time into the right to receive the consideration described in Section 2.1(a)(ii), without interest. The Company shall give Parent prompt notice of any demands for appraisal received by the Company and the opportunity to participate in all negotiations and proceedings with respect thereto, and shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Any portion of the Aggregate Stock Consideration allocable to Dissenting Shares shall not be issued, and the Aggregate Stock Consideration shall be reduced accordingly.

Section 2.7. Fractional Shares. No fractional shares of Parent Class A Common Stock shall be issued in connection with the Mergers, and each Company Stockholder waives and relinquishes any right such Company Stockholder otherwise may have to the value of any fractional share, which value is not included in the consideration hereunder. In allocating the Aggregate Stock Consideration among the Company Stockholders in accordance with their respective Pro Rata Shares, each Company Stockholder’s allocation shall be rounded down to the nearest whole share, and any whole share remaining as a result of such rounding shall be allocated to John Dewey.

Section 2.8. Withholding. Each of Parent, the Surviving Corporation, the Surviving Company and any other applicable payor shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any other provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Parent shall, to the extent practicable, provide the Company with prior notice of any anticipated withholding and shall reasonably cooperate with the Company to mitigate or eliminate such withholding to the extent permitted by applicable Law. As of the Effective Date of this Agreement, Parent is not aware of, and has no present plan to make, any such deduction or withholding from the Aggregate Stock Consideration.

Section 2.9. Transfer of Books; No Further Ownership. At the Effective Time, (a) all Shares outstanding immediately prior to the Effective Time shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate or book-entry position that immediately prior to the Effective Time represented Shares shall cease to have any rights as a stockholder of the Company, except the right to receive, on the terms and subject to the conditions set forth in this Agreement, the consideration payable in respect of such Shares pursuant to this Article II (or, in the case of Dissenting Shares, the rights afforded by Section 262 of the DGCL); and (b) the stock transfer books of the Company shall be closed with respect to all Shares outstanding immediately prior to the Effective Time, and no further transfer of any such Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, any certificate formerly representing Shares is presented to the Surviving Corporation, the Surviving Company or Parent, it shall be cancelled and exchanged as provided in this Article II.

Section 2.10. Nasdaq Compliance. Notwithstanding anything in this Agreement to the contrary, Parent shall not be required or permitted to issue any shares of Parent Class A Common Stock at the Closing unless the Parent Stockholder Approval has been obtained prior to the Closing in accordance with Section 5.11 and Section 6.1(b). In no event shall any shares of Parent Class A Common Stock be issued in circumvention of, or in a manner intended to avoid the application of, Nasdaq Listing Rule 5635.

Section 2.11. Tax and Accounting Treatment.

(a) The Parties intend that the First Merger and the Second Merger, taken together, constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. The Aggregate Stock Consideration is calculated as of, and fixed as of, the Closing, and consists solely of voting stock of Parent; no portion of the Merger Consideration is contingent upon, or subject to adjustment by reference to, any event occurring after the Closing (any satisfaction of indemnification obligations by surrender or cancellation of shares pursuant to Section 7.4(b), and the Tax treatment thereof, being addressed in Section 7.6, with the Parties cooperating to preserve the qualification of the Mergers as the 368 Transaction to the greatest extent permitted by applicable Law). Each Party shall use commercially reasonable efforts to cause the Mergers, taken together, to so qualify and shall not take any action, or fail to take any action, that would reasonably be expected to prevent or impede such qualification. The Second Merger shall occur on the same day as, and as part of the same integrated plan as, the First Merger, and no Party shall take any action that would cause the two Mergers to fail to be treated as steps in a single integrated transaction. The Parties shall report the Mergers on their respective Tax Returns in a manner consistent with such intended treatment, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code. The Parties acknowledge that any equity-based award granted to any Company Stockholder following the Closing under any equity incentive plan of Parent is granted in respect of such Person’s service to Parent or its Subsidiaries and does not constitute additional consideration for the Mergers or any part of the Aggregate Stock Consideration.

(b) The Parties acknowledge that the accounting treatment of the Mergers, including the identification of the accounting acquirer and whether the Mergers are accounted for as a business combination or an asset acquisition under Accounting Standards Codification Topic 805, has not been determined as of the Effective Date and shall be determined by Parent in consultation with its independent registered public accounting firm. Each Party shall reasonably cooperate with the other Parties and with such firm in connection with that determination, including by furnishing such financial information and supporting documentation as may reasonably be requested. No representation, warranty, covenant, or condition set forth in this Agreement shall be construed as a representation, warranty, or agreement by any Party as to the accounting treatment of the Mergers, and no particular accounting treatment shall constitute a condition to the obligations of any Party hereunder.

Section 2.12. Budget.

(a) Budget. Schedule A sets forth the Budget governing the operations of the Surviving Company for the three-month period immediately following the Closing. The Budget reflects, among other things, the Surviving Company’s continuing operating obligations, ordinary-course operating expenses, and compensation of personnel engaged in the continuing development and advancement of the Surviving Company’s project portfolio. Following the Closing, the Budget may be amended, supplemented, or replaced by mutual agreement of the Surviving Company and Parent from time to time as operating circumstances require, without amendment of this Agreement; provided that any compensation or other payment under the Budget or any successor budget to any Company Stockholder or other related party of Parent shall be subject to the compensation-approval and related-party-transaction policies of Parent, including review by the Parent Audit Committee or the compensation committee of the Parent Board, as applicable. The aggregate Closing Capitalization set forth in the Budget is US$280,000, to be applied by the Surviving Company in accordance with the Budget over the three-month period immediately following the Closing (the “Initial Budget Period”). Within ten (10) Business Days after the Closing, Parent shall fund US$180,000 of the Budget to the Surviving Company by wire transfer of immediately available funds in accordance with instructions provided by the Surviving Company, and Parent shall pay the balance of US$100,000 to the Surviving Company within ten (10) weeks after Closing. Notwithstanding the foregoing and as an express limitation thereof, each such payment shall be reduced by, and offset dollar-for-dollar against, any and all salaries and wages paid by Parent to Surviving Company personnel, and any Surviving Company expenses paid directly by Parent at the request of the Surviving Company, so that no such amounts are counted twice.

(b) Nature of the Stock Consideration. Parent agrees and acknowledges that the Aggregate Stock Consideration issued to the Company Stockholders under this Agreement constitutes consideration for the Mergers and the acquisition of the Company, and does not constitute, and shall not be used, treated, or characterized as, consideration payable to any third party in connection with any other acquisition, business combination, or transaction by Parent or any of its Subsidiaries.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth on the Disclosure Schedules (subject to Section 10.3), the Company represents and warrants to Parent, First Merger Sub and Second Merger Sub, as of the Effective Date and as of the Closing Date, as follows (it being understood that each Company Stockholder makes the representations and warranties set forth in Section 3.2(b), Section 3.24 and Section 3.25, and such other representations as are set forth in such Company Stockholder’s Letter of Transmittal, severally as to itself):

Section 3.1. Organization and Qualification; Conversion; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, operate, lease and hold its properties and assets and to carry on its business as and where such properties and assets are presently located and such business is presently conducted. The Company is duly qualified, licensed or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which the properties and assets owned, operated, leased or held by it, or the nature of the business conducted by it, makes such qualification, licensing or authorization necessary, except where the failure to be so qualified, licensed or authorized would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company was, prior to the Effective Date, duly converted from a California limited liability company to a Delaware corporation in accordance with Section 17710.06 of the California Revised Uniform Limited Liability Company Act and Section 265 of the DGCL, effective June 1, 2026; such conversion was duly authorized by all necessary action of the Company’s then managers and members; the Company’s prior status as a limited liability company has been effectively terminated; and the Company has succeeded to all of the assets, rights, liabilities and obligations of the converting entity by operation of law.

(c) Schedule 3.1(c) sets forth a correct and complete list of (i) each Subsidiary of the Company, including its jurisdiction of formation and the Company’s percentage ownership thereof, and (ii) each membership interest, equity interest, or other ownership interest held by the Company in any other Person that is not a Subsidiary. Except as set forth on Schedule 3.1(c), the Company has no Subsidiaries and does not own, directly or indirectly, any Equity Interest in any Person and is not obligated to acquire any such interest. Without limiting the foregoing:

(i) Montezuma Water Systems, LLC (“MWS”) is a California limited liability company and, as of the Effective Date, a wholly owned Subsidiary of the Company. MWS has been duly formed, is validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite power and authority to own, lease, and operate its properties and to carry on its business as presently conducted. As of the Effective Date, the Company owns all of the issued and outstanding membership interests of MWS free and clear of all Liens other than Permitted Liens, and at the Closing the Company will own not less than ninety-seven percent (97%) of such membership interests free and clear of all Liens other than Permitted Liens. As disclosed on Schedule 3.1(c), the Company has offered a minority membership interest in MWS of approximately three percent (3%) to a third-party strategic participant in connection with the development of a designated water project; if and when that interest is issued, MWS will cease to be wholly owned by the Company but will remain a Subsidiary. MWS is an asset of the Company and is not disregarded, collapsed, or merged out of existence in connection with the Mergers.

(ii) Montezuma Carbon, LLC is a California limited liability company in which the Company holds a minority, non-controlling membership interest as more particularly described on Schedule 3.1(c). Montezuma Carbon, LLC is not a Subsidiary of the Company, and the Company does not control its management, operations, or business affairs.

(d) The Company has furnished or otherwise made available to Parent correct and complete copies of the Organizational Documents of the Company and each Subsidiary, as amended and/or restated and in effect as of the date hereof, which Organizational Documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of its Organizational Documents.

(e) Except where the context otherwise requires, each representation and warranty set forth in this Article III, and each covenant of the Company set forth in Article V, shall be deemed to be made with respect to the Company and each of its Subsidiaries, taken together.

Section 3.2. Authority, Approval and Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company is or will be a party, to perform its covenants and obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and such Ancillary Agreements, the performance by the Company of its covenants and obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and, except for the Company Stockholder Approval and the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA, no other corporate proceedings or actions on the part of the Company are necessary to authorize the same. This Agreement and each Ancillary Agreement to which the Company is or will be a party has been or will be duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar Laws of general applicability relating to or affecting creditors’ rights generally or by general principles of equity.

(b) Each Company Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement (to the extent a party thereto), the Letter of Transmittal and the other Ancillary Agreements to which such Company Stockholder is or will be a party, to perform such Company Stockholder’s covenants and obligations thereunder and to consummate the transactions contemplated thereby, and each such instrument, when executed and delivered, will constitute the legal, valid and binding obligation of such Company Stockholder, enforceable in accordance with its terms, subject to the enforceability exceptions described in Section 3.2(a).

(c) The affirmative vote or written consent of holders of Shares representing not less than the percentage of the outstanding Shares required under the Company’s Organizational Documents and the DGCL to adopt this Agreement and approve the transactions contemplated hereby (the “Company Stockholder Approval”) is the only vote or consent of holders of the Company’s capital stock required to adopt this Agreement and approve the Mergers. The Company Stockholder Approval has been obtained and is in full force and effect or, if not obtained as of the Effective Date, will be obtained by written consent in lieu of a meeting within two (2) Business Days following the Effective Date, in each case in accordance with the Company’s Organizational Documents and the DGCL.

Section 3.3. Capitalization.

(a) Schedule 3.3(a) of the Disclosure Schedules sets forth, as of the Effective Date, a correct and complete statement of (i) the authorized capital stock of the Company, (ii) each Company Stockholder and the type and number of Shares held of record and beneficially by such Company Stockholder, and (iii) each option, warrant, restricted stock unit, profits interest, convertible or exchangeable security, promissory note convertible into equity, or other Security Right of any Person to acquire any Share or other Equity Interest of the Company. All outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in accordance with the Organizational Documents of the Company (or its predecessor limited liability company) and applicable securities Laws or pursuant to valid exemptions therefrom.

(b) Except as set forth on Schedule 3.3(a), (i) there are no outstanding Security Rights for the purchase or acquisition from the Company of any Shares or other Equity Interests of the Company; (ii) there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any Shares, to issue or award any Security Right, or to make any material investment in any Person; (iii) there are no outstanding or authorized equity appreciation, phantom stock, profit participation or similar rights with respect to the Company; and (iv) there are no preemptive rights, rights of first refusal or similar rights with respect to the issuance or sale of Shares.

(c) There are no agreements to which the Company or any Company Stockholder is a party relating to the voting of any Shares or the registration, sale, redemption or transfer of any Shares, other than this Agreement and the Ancillary Agreements.

Section 3.4. No Conflicts; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, the compliance by the Company with its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not: (i) result in a violation or breach of or conflict with the Organizational Documents of the Company or any Subsidiary; (ii) conflict with, violate or constitute (with or without notice or lapse of time, or both) a violation of, in any material respect, any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound; (iii) result in a breach of any Order to which the Company or any Subsidiary is subject; (iv) require the delivery of any notice or consent under, result in a violation or breach of, conflict with any provision of, or constitute a default or give rise to any right of termination, acceleration or cancellation or loss of benefit under, or accelerate the performance required by, or give rise to any obligation of the Company or any Subsidiary to make any payment under, any Material Contract, except as set forth on Schedule 3.11(a); or (v) result in the creation of any Lien, except for Permitted Liens, on any property or asset of the Company or any Subsidiary.

(b) Except as set forth on Schedule 3.4(b), no consent, approval or authorization of, waiting period expiration or termination, or registration, qualification, declaration or filing with or notification to, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, other than the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA.

Section 3.5. Financial Statements; Undisclosed Liabilities.

(a) The Company has delivered to Parent (or will deliver prior to the Closing) correct and complete copies of the unaudited Financial Statements of the Company for the two (2) most recently completed fiscal years (including the corresponding periods of its predecessor limited liability company) and any subsequent interim period (collectively, the “Company Financial Statements”), in each case prepared on the basis described in Schedule 3.5(a) of the Disclosure Schedules. The Company Financial Statements present fairly, in all material respects, the financial position and results of operations of the Company as of the dates and for the periods indicated, subject to (i) normal year-end adjustments, (ii) the absence of footnotes that would otherwise be required by GAAP, and (iii) the qualifications described in Schedule 3.5(a), which the Parties acknowledge reflect the Company’s status as a development-stage enterprise. The books and records of the Company have been maintained in all material respects in accordance with applicable legal and accounting requirements, and the Company Financial Statements are consistent with such books and records.

(b) The Company has no material Liabilities, except for Liabilities (i) reflected on the most recent balance sheet included in the Company Financial Statements, (ii) incurred since the date of such balance sheet in the ordinary course of business consistent with past practice (none of which results from, arises out of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) arising under the executory terms of any Contract or Permit binding on the Company (excluding liabilities arising from any breach or default thereunder), (iv) arising in connection with this Agreement and the transactions contemplated hereby, or (v) set forth on Schedule 3.5(b) of the Disclosure Schedules.

Section 3.6. Absence of Certain Changes. Since the date of the most recent balance sheet included in the Company Financial Statements through the date of this Agreement, except for the execution of this Agreement and the discussions, negotiations and transactions related hereto, (a) the Company has conducted its business in all material respects in the ordinary course of business consistent with past practice, and (b) there has not occurred a Material Adverse Effect with respect to the Company.

Section 3.7. Title to Assets. The Company has good, valid and marketable title to, or a valid leasehold interest in or a valid right to use, all of the material properties and assets (tangible and intangible) used in or necessary for the conduct of its business as presently conducted, free and clear of any Liens other than Permitted Liens. No material asset used in the business of the Company is in the possession, custody or control of any Person other than the Company, and no Related Party owns or has any interest in any asset used by the Company in its business, except as set forth on Schedule 3.23.

Section 3.8. Real Property. Schedule 3.8 of the Disclosure Schedules lists each parcel of real property (including any mineral, geothermal or water rights or interests therein) owned, leased, licensed or contracted for by the Company or any Subsidiary, including the Russell Bros. Ranches site at 6998 Kalin Road, Calipatria, California, to the extent the Company holds or has rights to such site. The Company has good and marketable title to, or valid leasehold or contractual interests in, each such parcel or interest, free and clear of all Liens other than Permitted Liens. Neither the Company nor any Subsidiary has received written notice of any violation of any zoning, land-use or similar Law applicable to any such property that remains uncured, or of any pending or threatened condemnation or similar proceeding affecting any such property.

Section 3.9. Compliance with Laws; Permits.

(a) The Company is, and at all times during the three (3)-year period prior to the Effective Date has been (including as to its predecessor limited liability company), in compliance in all material respects with all Laws applicable to it or its business, properties or assets, except as set forth on Schedule 3.9(a). Except as set forth on Schedule 3.9(a), (i) the Company has not received any written notice of any violation or deficiency with respect to any applicable Law; (ii) to the Knowledge of the Company, no investigation or review by any Governmental Authority relating to the Company is pending or threatened; and (iii) the Company has not made any voluntary disclosure to any Governmental Authority with respect to any actual or potential material non-compliance with applicable Law.

(b) The Company holds all Permits that are necessary for the Company to own, operate or lease its properties and assets and to carry on its business as currently conducted, a correct and complete list of which is set forth on Schedule 3.9(b). The Company is and has been in compliance in all material respects with such Permits, and no Action is pending or, to the Knowledge of the Company, threatened to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit. No such Permit will be subject to termination or impairment, or will become subject to any consent, approval, notice or reissuance requirement, as a result of the consummation of the transactions contemplated hereby, including the Mergers (it being acknowledged that the operator-of-record and bonding matters described on Schedule 3.9(b) are governed by the arrangements identified therein).

Section 3.10. Litigation. Except as set forth on Schedule 3.10, (a) there is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary or their respective businesses, properties or assets, and (b) neither the Company nor any Subsidiary has received or entered into, or is subject to, any outstanding Order. There is no unsatisfied judgment or open injunction binding upon the Company. There is no Action by the Company pending or, to the Knowledge of the Company, threatened or contemplated against any other Person.

Section 3.11. Material Contracts.

(a) Schedule 3.11(a) of the Disclosure Schedules sets forth a correct and complete list of each of the following Contracts to which the Company or any Subsidiary is a party or is otherwise bound (the “Material Contracts”): (i) any Contract (or group of related Contracts) that involved expenditures or receipts of more than $100,000 in the last fiscal year or that is expected to involve expenditures or receipts of more than $100,000 in the current fiscal year; (ii) any Contract relating to indebtedness, any Lien on any property or asset, or any loan or advance to, or investment in, any Person; (iii) any Contract relating to any joint venture, partnership, joint development, teaming, sponsorship, or similar arrangement, including any Contract relating to any Designated Project or any project-level special purpose vehicle; (iv) any Contract with any Governmental Authority or any prime contractor or higher-tier subcontractor to a Governmental Authority; (v) any Contract containing covenants restricting competition, granting exclusivity, containing most-favored-nation pricing, minimum purchase requirements, or “non-solicitation” or “no-hire” provisions running in favor of another Person; (vi) any Contract involving the settlement of any Action; (vii) any Contract under which the Company is a lessee of, or holds or operates, real or material personal property owned by a third party; (viii) any Contract with respect to Intellectual Property to which the Company is a licensee or licensor (other than unmodified, commercially available off-the-shelf software); (ix) any Contract with any Related Party or any Parent Related Party; (x) any Contract relating to the acquisition or disposition of any business, project, mineral or water right, or material asset (whether by merger, sale of stock, sale of assets, assignment or otherwise), including the Catellus PSA and the related assignment and management arrangements described in Section 3.23; and (xi) any other Contract not listed in clauses (i) through (x) that is otherwise material to the business of the Company.

(b) The Company has furnished or otherwise made available to Parent complete and correct copies of each Material Contract, in each case as amended and in effect on the date of this Agreement. Each Material Contract is valid, binding and enforceable as to the Company or its applicable Subsidiary and is in full force and effect (other than due to ordinary expiration of its term) and, to the Knowledge of the Company, is valid, binding and enforceable as to the other party or parties thereto, subject to the enforceability exceptions described in Section 3.2(a). Neither the Company nor any Subsidiary is in material breach or default under any Material Contract, and, to the Knowledge of the Company, no other party to any Material Contract is in material breach or default thereunder, and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute such a material breach or default. The Company has not received written or, to the Knowledge of the Company, oral notice of the intention of any party to terminate, cancel, not renew or materially modify any Material Contract.

Section 3.12. Intellectual Property.

(a) The Company owns, or has valid and enforceable rights to use, all material Intellectual Property used in or necessary for the conduct of its business as presently conducted, free and clear of all Liens other than Permitted Liens (the “Company Intellectual Property”), including the Company’s proprietary deal-sourcing methodologies, project-development frameworks (including the “Mesa-template” architecture), pro forma model libraries, and water-purchase-agreement bankable form templates. Schedule 3.12 of the Disclosure Schedules lists all issued patents, registered trademarks, registered copyrights, registered domain names and pending applications for any of the foregoing owned or exclusively licensed by the Company, if any.

(b) To the Knowledge of the Company, the Company is not infringing, misappropriating or violating any Intellectual Property of any third party, and no third party is infringing, misappropriating or violating any Company Intellectual Property. The Company is not a party to or the subject of any pending or, to the Knowledge of the Company, threatened Action involving any claim of infringement, misappropriation or violation of Intellectual Property, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property.

(c) The Company has taken commercially reasonable measures to protect the confidentiality of its material Proprietary Information. Each current and former employee, consultant, special advisor and contractor of the Company who has been involved in the authorship, invention, creation, conception or other development of any material Company Intellectual Property has executed and delivered to the Company a customary intellectual property assignment and confidentiality agreement, and copies of all such agreements have been provided to Parent. No such Person has excluded from assignment, or asserted any ownership or exclusive right in, any such Intellectual Property, and no remuneration is due to any such Person in respect of any assignment or exploitation thereof other than as expressly provided in such agreements.

(d) No government funding, or facilities or resources of any government, international organization, university, college, other educational institution or research center, was used in the development of any material Company Intellectual Property in a manner that would grant any such Person any right, title or interest therein.

Section 3.13. Privacy; Data Security; IT Systems. The Company is and has been in compliance in all material respects with all applicable Data Security Requirements. To the Knowledge of the Company, in the last five (5) years there has been no security breach or intrusion into, or unauthorized access to or use of, the Company’s information-technology systems or any Personal Information or business data handled by or on behalf of the Company, and no circumstance has required the Company to notify any Person or Governmental Authority of any data-security breach. The Company’s information-technology systems are adequate in all material respects for the operation of the business of the Company as currently conducted.

Section 3.14. Environmental Matters. Except as set forth on Schedule 3.14: (a) the operations of the Company and its Subsidiaries have been conducted in compliance in all material respects with all applicable Environmental Laws; (b) neither the Company nor any Subsidiary has received written notice claiming or alleging any material non-compliance with, or material liability under, any Environmental Law; (c) the Company and its Subsidiaries hold, and are in compliance in all material respects with, all material Permits required under applicable Environmental Laws for the operation of the business as currently conducted; (d) neither the Company nor any Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to, or released any Hazardous Substance, or owned, operated or held any interest in any real property or facility (including any well, mineral right or geothermal interest) contaminated by any Hazardous Substance, in each case so as to give rise to any material liability (contingent or otherwise) under Environmental Laws; (e) neither the Company nor any Subsidiary has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to any material liability of any other Person relating to Environmental Laws (except as expressly set forth in a Material Contract listed on Schedule 3.11(a)); and (f) there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary alleging a material violation of, or seeking to impose material liability under, any Environmental Law. The Company has furnished or otherwise made available to Parent copies of all environmental site assessments, investigations, studies, audits, well records, plugging and abandonment estimates, and similar reports in its possession or reasonable control relating to the current or former businesses, properties, projects or interests of the Company or any Subsidiary.

Section 3.15. Tax Matters. Except as set forth on Schedule 3.15:

(a) The Company has duly and timely filed all income and other material Tax Returns required to be filed by or with respect to it (including, for all relevant periods, its predecessor limited liability company), and all such Tax Returns are true, complete and accurate in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of the Company did not, as of the date of the most recent balance sheet included in the Company Financial Statements, exceed the reserve for Tax liability set forth thereon, and the Company has not incurred any liability for Taxes outside the ordinary course of business since such date.

(b) There are no Liens for Taxes (other than statutory liens for current Taxes not yet due and payable) upon any of the assets of the Company. No deficiencies for Taxes have been claimed, proposed or assessed in writing against the Company by any Governmental Authority that have not been paid or otherwise resolved in full, and no audit, examination or other Action with respect to Taxes of the Company is pending or, to the Knowledge of the Company, threatened. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that remains in effect.

(c) The Company has properly and timely withheld, collected and remitted all Taxes required to be withheld, collected and remitted under applicable Law, including in respect of amounts paid to any consultant, special advisor, independent contractor or other service provider, and all Persons who have provided services to the Company and have been classified as independent contractors were properly so classified for Tax purposes.

(d) Schedule 3.15(d) sets forth a description of the Company’s U.S. federal income tax classification for all periods since formation, including the effects of the Company’s conversion from a California limited liability company to a Delaware corporation effective June 1, 2026 (including whether such conversion was treated as a contribution described in Section 351 of the Code or otherwise, the Tax classification of the predecessor limited liability company for each period, and any elections filed under Treasury Regulations Section 301.7701-3). The Company is, and at all times since June 1, 2026 has been, classified as a corporation for U.S. federal income Tax purposes, and has taken no position on any Tax Return inconsistent with such classification.

(e) The Company is not a party to any Tax allocation, sharing or indemnification agreement (other than customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not Taxes); has not been a member of any affiliated, consolidated, combined or unitary group filing Tax Returns (other than a group of which the Company is the common parent); has no liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or by operation of Law; has not participated in any “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b); and has not constituted a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code in the past three (3) years.

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) The Company has not taken any action, nor to the Knowledge of the Company is there any fact or circumstance, that would reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.16. Employees; Consultants; Benefit Plans.

(a) The Company has no employees and has never had any employee, whether classified as a W-2 employee or otherwise. The Company is, and since its formation has been, operated directly by its two founding stockholders, Paul Singarella and John Dewey, each of whom provides services to the Company in his capacity as an owner and manager of the Company and not as an employee; the Company was member-managed during the period in which it existed as a California limited liability company.

(b) The Company maintains a roster of special advisors and consultants with whom it consults on a routine basis, the substantial majority of whom provide services on a sweat-equity basis and certain of whom provide services on a fee basis. Schedule 3.16(b) of the Disclosure Schedules sets forth a correct and complete list, as of the Effective Date, of each special advisor and consultant engaged by the Company, the basis on which each is engaged, and all compensation (cash, equity, contingent or otherwise) payable to each. The Company has properly classified all such Persons under applicable Law, and there is no Action pending or, to the Knowledge of the Company, threatened challenging any such classification. No such Person is entitled to any severance, change-in-control, transaction, retention or similar payment as a result of the transactions contemplated hereby.

(c) The Company sponsors, maintains, and contributes to no Employee Benefit Plan, no equity incentive plan, and no deferred compensation arrangement, has no liability (contingent or otherwise) with respect to any of the foregoing, and has no obligation to establish any of the foregoing. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, alone or in combination with any other event, result in any payment or benefit that would constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Code or require any “gross-up” payment to any Person.

Section 3.17. Insurance. Schedule 3.17 of the Disclosure Schedules lists all policies of insurance owned or held by the Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due thereon have been paid, and no notice of cancellation, termination, non-renewal or denial of coverage has been received by the Company with respect thereto. The Company is not in default under any such policy, and there is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed.

Section 3.18. Project Portfolio; Status of Development. Schedule 3.18 of the Disclosure Schedules sets forth a true, complete, and correct status report on each of the Company’s development projects, in each case as of the Effective Date, including: (a) the current project plan, schedule, and budget; (b) the identity of all counterparties, including offtakers, sponsoring agencies, joint venture partners, and engineering, procurement, and construction contractors; (c) the status of each material permit, consent, and Governmental Authority approval; and (d) any material risks or uncertainties identified by the Company. The factual information set forth in such status report (as distinct from any view, estimate or projection, which is addressed exclusively by Section 3.19) is true, complete and correct in all material respects. The status report may also set forth the Company’s then-current views as to the probability of achieving financial close; the Company makes no representation or warranty as to any such view, estimate, or projection, which is addressed exclusively by Section 3.19. The Company makes no representation or warranty as to the actual outcome of any such development project, and Parent acknowledges that all such development projects are in pre-construction and/or pre-financial-close stages and are subject to the development risks customary for projects of their type.

Section 3.19. Designated Projects; Development Pipeline. Schedule 3.19 sets forth, as of the Effective Date, a list of the project origination and development opportunities and federal program pursuits currently under evaluation, negotiation, or active pursuit by the Company (the “SPD Pipeline”; the projects, assets and businesses so listed, the “Designated Projects”). The information set forth on Schedule 3.19 was prepared in good faith based on the Company’s internal project-based assessments and the counterparty, agency, and engineering relationships of its principals and technical team. Notwithstanding the foregoing, the Company makes no representation or warranty as to the projected commencement year, probability of execution, probability of achieving financial close, revenue, contract value, award amount, or any other estimate set forth on or furnished in respect of Schedule 3.19, each of which is uncertain and subject to material revision. The inclusion of any item on Schedule 3.19 shall not constitute a representation or warranty that the Company holds any contractual right, option, license, award, or other binding interest in respect of such item, that the Company has consummated or will consummate any sale, lease, license, joint venture, project award, or other transaction in respect thereof, or that any such item is or will become a binding commitment of the Company or of any other Person. The Company’s interest in each item listed on Schedule 3.19 is, as of the Effective Date, of a relationship-, design-, pilot-, application-, or proposal-stage nature, except to the extent expressly stated otherwise on Schedule 3.19, and the stage of advancement, capital intensity, and likelihood of consummation varies materially across the items listed. This Section 3.19 is the sole and exclusive representation and warranty of the Company with respect to Schedule 3.19, the Designated Projects, and the SPD Pipeline, and no other representation or warranty in this Agreement, including Section 3.18, shall be construed to apply to any of the foregoing; provided, that (i) this Section 3.19 does not apply to, and does not qualify or disclaim, the Company’s membership interest in Montezuma Carbon, LLC, which is represented in Section 3.1(c) and described on Schedule 3.1(c) (the inclusion of Montezuma Carbon, LLC on Schedule 3.19 reflecting the project opportunity associated with that entity and not the ownership interest itself), and (ii) nothing in this Section 3.19 qualifies or disclaims the representations in Section 3.26 (Other Information) as they apply to factual (as distinct from predictive) information furnished to Parent.

Section 3.20. Government Programs; Anti-Corruption; Trade Controls.

(a) Schedule 3.20 lists each Contract, grant, cooperative agreement, or program participation of the Company with or under any Governmental Authority (including any U.S. Department of Energy or U.S. Department of Defense program), and each pending application or proposal therefor. The Company is, and has been, in compliance in all material respects with the terms of each of the foregoing and all applicable Laws relating thereto; the Company has not been debarred, suspended or proposed for debarment or suspension or otherwise excluded from participation in any government program; and the Company has not received any cure notice, show-cause notice, notice of termination for default, or written allegation of any violation of the False Claims Act.

(b) The Company and, to the Knowledge of the Company, each of its directors, officers, consultants and agents acting on its behalf is, and has been, in compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable anti-bribery and anti-corruption Laws. Neither the Company nor any such Person has, directly or indirectly, offered, promised, paid, authorized or given any money or anything of value to any Person, including any government official, for the purpose of improperly obtaining or retaining business or securing any improper advantage.

(c) The Company is, and has been, in compliance in all material respects with all applicable export, import, trade-control and economic sanctions Laws, and has not engaged in any transaction or dealing, directly or indirectly, with any Person that is the target of U.S. economic sanctions or that appears on any restricted-party list.

Section 3.21. Brokers and Finders. Except as set forth on Schedule 3.21 of the Disclosure Schedules, no broker, finder, investment banker, or other Person is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Stockholder. Schedule 3.21 identifies each broker, finder or intermediary who has acted for or been engaged by the Company or any Company Stockholder in connection with the transactions contemplated hereby or any related transaction, and discloses whether any such Person has also acted for or been engaged by Parent or any of its Affiliates.

Section 3.22. [Reserved].

Section 3.23. Affiliate and Parent Related-Party Transactions.

(a) Schedule 3.23 of the Disclosure Schedules sets forth a true, complete, and correct list of each Contract, arrangement, account, indebtedness or other obligation between the Company or any Subsidiary, on the one hand, and any Company Stockholder, any director, officer or manager of the Company, or any Affiliate or immediate family member of any of the foregoing (each, a “Related Party”), on the other hand. Except as set forth on Schedule 3.23, no Related Party (i) owns or has any interest in any asset used by the Company, (ii) is indebted to, or has any amount owing to it from, the Company, or (iii) is a party to any Contract with the Company, in each case other than ordinary-course arrangements disclosed pursuant to Section 3.16.

(b) Schedule 3.23 further sets forth a true, complete, and correct list and description of every transaction, Contract, arrangement, payment, loan, compensation arrangement, ownership interest or other relationship, whether or not in writing, between the Company, any Subsidiary or any Company Stockholder (or any Affiliate or immediate family member of any of them), on the one hand, and Parent, any Subsidiary of Parent, or any director, officer, five percent (5%) or greater stockholder, employee or Affiliate of Parent, on the other hand (each such counterparty, a “Parent Related Party”), including (i) the Catellus mineral-rights purchase and sale arrangements and the assignment thereof to Parent or its designee, (ii) the Management and Operating Services Agreement between the Company and Parent (or its designated subsidiary), (iii) any other project origination, assignment, fee, reimbursement or services arrangement between the Company or its Affiliates and Parent or its Affiliates (including any arrangement relating to the transactions referred to by the Parties as the “Trevi” and “Winner” opportunities), and (iv) any engagement of any broker, advisor or intermediary who has acted for both the Company (or any Company Stockholder) and Parent (or any of its Affiliates). The Company has furnished to Parent correct and complete copies (or, if oral, accurate written summaries) of each of the foregoing.

(c) The Company and the Company Stockholders have furnished to Parent all information in their possession or control reasonably necessary for Parent to comply with its disclosure obligations under Item 404 of Regulation S-K and the rules of The Nasdaq Stock Market LLC in respect of the relationships and arrangements described in this Section 3.23, and such information is true, complete and correct in all material respects.

Section 3.24. Title to Shares. Each Company Stockholder owns, beneficially and of record, the Shares set forth opposite such Company Stockholder’s name on Schedule 3.3(a), free and clear of any and all Liens (other than transfer restrictions of general applicability under applicable securities Laws), and has full power and authority to transfer such Shares pursuant to the First Merger. No Company Stockholder is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transfer of any Shares, other than this Agreement and the Ancillary Agreements.

Section 3.25. Investment Representations. Each Company Stockholder has made, or prior to the Closing will make, in such Company Stockholder’s Letter of Transmittal, representations and warranties to Parent as to such Company Stockholder’s status as an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, investment intent, access to information concerning Parent, understanding of the restricted nature of the shares of Parent Class A Common Stock issuable hereunder, and related matters, and each such representation and warranty will be true and correct as of the Closing.

Section 3.26. Other Information. The information furnished by the Company or the Company Stockholders to Parent, First Merger Sub and/or Second Merger Sub pursuant to this Agreement (including information contained in the exhibits hereto, the Disclosure Schedules, the instruments referred to in the Disclosure Schedules and the certificates and other documents to be executed or delivered pursuant hereto by the Company at or prior to the Closing) is not, and at the Closing will not be, false or misleading in any material respect, and does not contain any misstatement of material fact or omit to state any material fact required to be stated to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made under this Section 3.26 as to any view, estimate or projection of the kind addressed exclusively by Section 3.18 and Section 3.19.

Section 3.27. Disclaimer. Except for the representations and warranties expressly set forth in this Article III (as qualified by the Disclosure Schedules) and in the Ancillary Agreements, neither the Company nor any of its Representatives has made or makes any other representation or warranty, express or implied, and the Company hereby disclaims any such other representation or warranty, including with respect to the future probability of success of any development project or the future amount of any fee payable in respect thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB

Except as set forth in the Parent Disclosure Schedule (the principal portions of which are set forth as Schedule B) or in Parent’s SEC Reports filed with the SEC on or after January 1, 2025 and prior to the Effective Date (other than any disclosure included in any “risk factors” or “forward-looking statements” section of such SEC Reports or any other disclosure to the extent it is predictive, cautionary, or forward-looking in nature), Parent, First Merger Sub and Second Merger Sub jointly and severally represent and warrant to the Company, as of the Effective Date and as of the Closing Date, as follows:

Section 4.1. Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. First Merger Sub is (or upon formation will be) a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Second Merger Sub is (or upon formation will be) a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent, First Merger Sub and Second Merger Sub has the requisite corporate or limited liability company power and authority to own, operate, lease and hold its properties and assets and to carry on its business as presently conducted.

Section 4.2. Authority, Approval and Enforceability. Each of Parent, First Merger Sub and Second Merger Sub has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, to perform its respective covenants and obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent, First Merger Sub and Second Merger Sub of this Agreement and such Ancillary Agreements, the performance by it of its respective covenants and obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or limited liability company action, including (a) the approval of this Agreement by the Parent Board (acting on the recommendation of the Parent Audit Committee and by the affirmative vote of the disinterested directors, as described in the Recitals), (b) the approval of this Agreement by the board of directors of First Merger Sub and by Parent as the sole stockholder of First Merger Sub, and (c) the approval of this Agreement by the manager or managing member of Second Merger Sub and by Parent as the sole member of Second Merger Sub, and, except if required by applicable Law or the rules of The Nasdaq Stock Market LLC as contemplated by Section 2.10 and the filing of the First Certificate of Merger and the Second Certificate of Merger, no other corporate or limited liability company action on the part of Parent, First Merger Sub or Second Merger Sub is necessary to authorize the same. This Agreement and each Ancillary Agreement to which Parent, First Merger Sub or Second Merger Sub is or will be a party has been or will be duly executed and delivered by it and, assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes, or upon execution and delivery will constitute, a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar Laws of general applicability relating to or affecting creditors’ rights generally or by general principles of equity.

Section 4.3. No Conflict; Required Filings and Consents.

(a) The execution and delivery by each of Parent, First Merger Sub and Second Merger Sub of this Agreement and the Ancillary Agreements to which it is or will be a party, the compliance by it with its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby, do not and will not: (i) result in a violation or breach of or conflict with its Organizational Documents; (ii) conflict with, violate or constitute (with or without notice or lapse of time, or both) a violation of, in any material respect, any material Law applicable to it or by which any of its properties or assets is bound; or (iii) require the delivery of any notice or consent under, result in a violation or breach of, conflict with any provision of, or constitute a default or give rise to any right of termination, acceleration or cancellation or loss of material benefit under, any material Contract to which it is a party, except as set forth on Schedule B.

(b) No consent, approval or authorization of, or registration, qualification, declaration or filing with or notification to, any Governmental Authority is required in connection with the execution, delivery and performance by Parent, First Merger Sub or Second Merger Sub of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a Form D and any state blue-sky notices, (iii) the filings and notices required under the Exchange Act and the rules of The Nasdaq Stock Market LLC (including a Current Report on Form 8-K and a listing-of-additional-shares notification), and (iv) any other consents, approvals, authorizations, registrations, qualifications, declarations, filings, or notifications that, if not obtained, made, or given, would not have a material adverse impact on the ability of Parent, First Merger Sub or Second Merger Sub to consummate the transactions contemplated hereby.

Section 4.4. Ownership and Operations of the Merger Subs. First Merger Sub and Second Merger Sub were (or will be) formed solely for the purpose of engaging in the transactions contemplated hereby, have not engaged (and prior to the Effective Time will not engage) in any business activities or conducted any operations other than in connection with the transactions contemplated hereby, and have (and at the Effective Time will have) no assets, liabilities or obligations other than those incident to their organization and the execution of this Agreement and the consummation of the transactions contemplated hereby. All of the issued and outstanding shares of capital stock of First Merger Sub are (and as of the Effective Time will be) duly authorized, validly issued, fully paid and nonassessable and owned of record and beneficially by Parent, free and clear of all Liens. All of the outstanding membership interests of Second Merger Sub are (and as of the Second Effective Time will be) duly authorized and validly issued and owned of record and beneficially by Parent, free and clear of all Liens. Second Merger Sub is, and at all times through the Second Effective Time will be, an entity disregarded as separate from Parent for U.S. federal income Tax purposes.

Section 4.5. Capitalization. Schedule B sets forth, as of the Effective Date, a true, complete, and correct statement of Parent’s capital structure on a fully-diluted basis, including (a) the number of authorized, issued, and outstanding shares of each class of Parent Common Stock and Parent preferred stock; (b) the number of shares of Parent Common Stock issuable upon the exercise, conversion, vesting, or settlement of all options, warrants, restricted stock units, convertible securities, and other rights to acquire Parent Common Stock then outstanding; and (c) Parent’s good-faith projection of the Pre-Closing Dilution Stack as of the anticipated Closing Date.

Section 4.6. Valid Issuance. The shares of Parent Class A Common Stock to be issued as Aggregate Stock Consideration hereunder, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable, and will be issued free and clear of all Liens other than transfer restrictions arising under applicable securities Laws and the Investor Rights Agreement, and will not be issued in violation of any preemptive or similar right of any Person. The issuance of such shares will be in compliance with all applicable securities Laws, assuming the accuracy of the representations of the Company Stockholders referred to in Section 3.25.

Section 4.7. SEC Reports. Except as set forth in Schedule B, Parent has timely filed or furnished, as applicable, all reports, schedules, forms, statements, and other documents required to be filed or furnished by it with or to the SEC pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since January 1, 2025 (collectively, the “SEC Reports”). As of their respective filing dates (or, if amended or superseded by a filing prior to the Effective Date, on the date of such amendment or superseding filing), the SEC Reports complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.8. Listing. The Parent Class A Common Stock is listed on The Nasdaq Stock Market. Except as disclosed in the SEC Reports, Parent has not received any notice from Nasdaq or any other Governmental Authority of any delisting or threatened delisting of the Parent Class A Common Stock.

Section 4.9. [Reserved].

Section 4.10. Sufficient Authorized Shares. Parent has, as of the Effective Date, and will have as of the Closing, a sufficient number of authorized but unissued shares of Parent Class A Common Stock to permit the issuance of the Aggregate Stock Consideration contemplated by this Agreement, after taking into account all other shares of Parent Common Stock reserved for issuance under Parent’s equity incentive plans and pursuant to outstanding options, warrants, and convertible securities.

Section 4.11. Brokers and Finders. Except as set forth on Schedule B, no broker, finder, investment banker, or other Person is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, First Merger Sub or Second Merger Sub. Schedule B identifies each broker, finder or intermediary who has acted for or been engaged by Parent or any of its Affiliates in connection with the transactions contemplated hereby or any related transaction, and discloses whether any such Person has also acted for or been engaged by the Company or any Company Stockholder.

Section 4.12. Independent Investigation. Parent, First Merger Sub and Second Merger Sub each acknowledge that they have conducted, to their satisfaction (subject to Section 6.2(g)), an independent investigation of the financial condition, results of operations, assets, liabilities, obligations, tangible and intangible properties and interests, and projected operations of the Company and the Company’s development projects and prospects, and, in making the determination to proceed with the transactions contemplated by this Agreement, Parent, First Merger Sub and Second Merger Sub have relied on the results of their own independent investigation and on the representations and warranties of the Company and the Company Stockholders expressly set forth in Article III, the Letters of Transmittal and the Ancillary Agreements. Nothing in this Section 4.12 shall limit or affect any claim in respect of any such representation or warranty, any claim under Article VII, or any claim based on fraud, willful misconduct or intentional misrepresentation.

Section 4.13. Tax Matters.

(a) Parent and its Subsidiaries have duly and timely filed all income and other material Tax Returns required to be filed by or with respect to it, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes due and owing by Parent and its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of the Parent and its Subsidiaries did not, as of the date of the most recent balance sheet for Parent and its Subsidiaries, exceed the reserve for Tax liability set forth thereon, and the Parent and its Subsidiaries have not incurred any liability for Taxes outside the ordinary course of business since such date.

(b) There are no Liens for Taxes (other than statutory liens for current Taxes not yet due and payable) upon any of Parent’s assets or its Subsidiaries’ assets. No deficiencies for Taxes have been claimed, proposed or assessed in writing against Parent and its Subsidiaries by any Governmental Authority that have not been paid or otherwise resolved in full, and no audit, examination or other Action with respect to Taxes of Parent and/or its Subsidiaries is pending or, to the Knowledge of Parent and/or its Subsidiaries, threatened. Parent and its Subsidiaries have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that remains in effect.

(c) Parent and its Subsidiaries have properly and timely withheld, collected and remitted all Taxes required to be withheld, collected and remitted under applicable Law, including in respect of amounts paid to any consultant, special advisor, independent contractor or other service provider, and all Persons who have provided services to Parent and its Subsidiaries and have been classified as independent contractors were properly so classified for Tax purposes.

(d) Parent and its Subsidiaries are not a party to any Tax allocation, sharing or indemnification agreement (other than customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not Taxes); has not been a member of any affiliated, consolidated, combined or unitary group filing Tax Returns (other than a group of which Parent is the common parent); has no liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or by operation of Law; has not participated in any “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b); and has not constituted a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code in the past three (3) years.

(e) Parent and its Subsidiaries have not taken any action, nor to the Knowledge of Parent and its Subsidiaries, is there any fact or circumstance, that would reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1. Conduct of Business by the Company.

(a) From the Effective Date until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms (the “Interim Period”), except (x) as required by applicable Law, (y) as required or otherwise expressly permitted or contemplated by this Agreement (including in connection with any Excluded Activities) or as set forth on Schedule 5.1, or (z) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice, and (ii) use commercially reasonable efforts to (A) preserve substantially intact its business organization, (B) preserve its current relationships with material counterparties, including project counterparties, sponsoring agencies, and advisors, and (C) maintain in effect its Permits and insurance.

(b) Without limiting Section 5.1(a), during the Interim Period, except (x) as required by applicable Law, (y) as required or otherwise expressly permitted or contemplated by this Agreement or as set forth on Schedule 5.1, or (z) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each Subsidiary not to:

(i) amend its Organizational Documents (other than any amendment or amendment and restatement of the limited liability company agreement of MWS effected solely to admit the third-party strategic participant, and to issue the minority membership interest, described on Schedule 3.1(c));

(ii) (A) declare, set aside or pay any dividend or make any distribution or other payment in respect of its Equity Interests, (B) split, combine, recapitalize or reclassify any of its Equity Interests, or (C) purchase, redeem or otherwise acquire any of its Equity Interests or any Security Right;

(iii) authorize for issuance, issue, grant, sell, deliver or agree or commit to issue, grant, sell or deliver any of its Equity Interests or any Security Rights (other than the MWS minority interest described in clause (i));

(iv) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for borrowed money, or make any loan or advance to any Person;

(v) make or commit to make any capital expenditure, capital addition or capital improvement in excess of $50,000 individually or $150,000 in the aggregate;

(vi) sell, transfer, lease, license, mortgage, encumber or otherwise dispose of, or agree to sell, transfer, lease, license, mortgage, encumber or otherwise dispose of, any material properties or assets (including any interest in any Designated Project, mineral or water right, or project-level special purpose vehicle), except in the ordinary course of business consistent with past practice;

(vii) enter into, amend, modify, terminate, novate or assign any Material Contract, or enter into any Contract that would be a Material Contract had it been entered into prior to the date hereof, in each case in a manner that would reasonably be expected to be material and adverse to the combined business;

(viii) increase the compensation of, or pay any bonus, retention, transaction or similar payment to, any officer, special advisor, consultant or other service provider, or adopt or enter into any Employee Benefit Plan, equity incentive plan or deferred compensation arrangement, or hire any employee;

(ix) make any payment, distribution or loan to, forgive any obligation of, or enter into, amend or modify any Contract or arrangement with, any Related Party or any Parent Related Party, other than (A) reimbursement of ordinary-course, documented out-of-pocket expenses consistent with past practice and (B) performance in the ordinary course of the existing Contracts disclosed on Schedule 3.23 in accordance with their terms as in effect on the Effective Date;

(x) settle any Action, or waive, release or assign any material right or claim;

(xi) (A) make, change or revoke any Tax election, (B) change any annual Tax accounting period or method of Tax accounting, (C) file any amended Tax Return, (D) enter into any closing agreement, (E) settle any Tax claim or assessment, (F) surrender any right to claim a Tax refund, or (G) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(xii) sell, license, transfer, encumber, abandon or permit to lapse or expire any material Company Intellectual Property;

(xiii) fail to maintain its books and records in the usual, regular and ordinary manner on a basis consistent with prior periods, or change any method of accounting;

(xiv) merge into or with or consolidate with, or acquire the business, securities or material assets of, any Person, or propose or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

(xv) agree or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall (i) give Parent, First Merger Sub or Second Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time, or (ii) require any Party to take or refrain from taking any action that would result in a violation of applicable Law.

Section 5.2. Access to Information. During the Interim Period, the Company shall, and shall cause its officers, advisors and other Representatives to, afford Parent and its Representatives reasonable access, during normal business hours and upon reasonable advance notice, to the facilities, properties, personnel, advisors, books, records, contracts and other documents and information of or relating to the Company, its Subsidiaries and the Company’s development projects, as may from time to time be reasonably requested by Parent, in each case subject to (a) any existing confidentiality or non-disclosure obligations of the Company to third parties, and (b) attorney-client privilege and work-product protections (provided that the Company shall use commercially reasonable efforts to make disclosure in a manner that does not waive such privilege or protection, including through common-interest arrangements).

Section 5.3. Exclusivity.

(a) During the Interim Period, the Company and the Company Stockholders shall not, and shall not permit any of their respective Representatives to, directly or indirectly: (i) solicit, initiate, seek, facilitate (including by means of furnishing or disclosing non-public information), encourage, promote, approve or support any Acquisition Proposal; (ii) furnish any non-public information regarding the Company to any Person in connection with any Acquisition Proposal; (iii) participate in any discussions or negotiations regarding, or enter into any agreement or other instrument (whether or not binding) regarding, any Acquisition Proposal; or (iv) approve, endorse or recommend any Acquisition Proposal. The Company and the Company Stockholders shall immediately cease, and cause their Representatives to cease, all existing discussions or negotiations with any Person conducted heretofore with respect to, or that could lead to, an Acquisition Proposal; provided, however, that this Section 5.3(a) shall not apply to any Acquisition Proposal or other action prohibited or restricted by this Section 5.3(a) that (x) began or occurred prior to the Effective Time or (y) that occurred or occurs prior to or after the Effective Time with the Knowledge of Parent (x and y being collectively referred to as “Excluded Activities”), as set forth in Schedule 5.3.

(b) During the Interim Period, the Company and the Company Stockholders shall, other than with respect to any Excluded Activities, promptly (and in any event within two (2) Business Days) notify Parent if the Company, any Company Stockholder or any of their respective Representatives receives any communication, offer or proposal regarding or relating to a potential Acquisition Proposal, which notice shall include the identity of the Person making such communication, offer or proposal and its specific terms (including a copy of any written materials received).

(c) The Parties agree that the rights and remedies for noncompliance with this Section 5.3 shall include having such provision specifically enforced (in accordance with Section 9.11), it being acknowledged that any breach or threatened breach would cause irreparable injury to Parent and that money damages would not provide an adequate remedy.

Section 5.4. No Solicitation by Parent. During the Interim Period, Parent shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, solicit, initiate, facilitate, or knowingly encourage any inquiry, proposal, or offer with respect to any acquisition of the Company or any material portion of the Company’s development projects from any Person (other than the Company and its Representatives). This Section 5.4 does not restrict, and shall not be construed to restrict, Parent from pursuing, negotiating or consummating any acquisition, investment, business combination, joint venture, financing or other strategic transaction that does not, directly or indirectly, involve the acquisition of the Company, the Company’s development projects, or any material portion thereof, including any transaction in the REE/CM, energy, data center or water verticals generally.

Section 5.5. Efforts to Consummate; Regulatory Matters. Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things required under this Agreement and applicable Law to consummate the Mergers and the other transactions contemplated hereby as promptly as practicable, including (a) obtaining all Permits, authorizations, consents and approvals of any Governmental Authority or other Person required in connection therewith, (b) taking all reasonable actions necessary to satisfy the conditions set forth in Article VI, and (c) executing and delivering all agreements and documents required to be delivered at or prior to the Closing. The Parties shall cooperate in good faith to identify, prepare, and file all notices, applications, and other filings required to be made with any Governmental Authority in connection with the Mergers. The Parties acknowledge that, as of the Effective Date, no filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 is anticipated to be required in connection with the Mergers; if such a filing is determined to be required, the Parties shall cooperate to make such filing promptly, with the filing fees borne by Parent.

Section 5.6. Notice of Certain Events. During the Interim Period, each Party shall promptly notify the other Parties in writing of (a) any notice or other communication from any Governmental Authority alleging or relating to any actual or potential violation of Law in connection with the transactions contemplated hereby; (b) any Action commenced or, to such Party’s Knowledge, threatened relating to or affecting the transactions contemplated hereby; (c) any fact, event or circumstance that would reasonably be expected to cause any condition set forth in Article VI not to be satisfied; and (d) the occurrence of any event or development that has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company (in the case of notice by the Company) or with respect to Parent (in the case of notice by Parent). No notice under this Section 5.6 shall cure any breach, affect any representation, warranty, covenant or condition, or limit any right or remedy.

Section 5.7. Confidentiality; Public Announcements.

(a) Each Party shall hold all non-public information received from any other Party in connection with this Agreement in strict confidence, subject to customary exceptions for (i) disclosure to Representatives on a need-to-know basis who are bound by confidentiality obligations, (ii) disclosure required by applicable Law or stock exchange rule (after, to the extent legally permissible, reasonable advance notice to the disclosing Party and a reasonable opportunity to seek confidential treatment), and (iii) information that is or becomes publicly available other than through a breach of this Section 5.7.

(b) Neither the Company nor any Company Stockholder nor any of their respective Representatives shall issue any press release or make any public statement or communication regarding the existence or terms of this Agreement or the transactions contemplated hereby without the prior written consent of Parent. Parent shall not issue any press release or make any public announcement regarding the existence or terms of this Agreement without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), except that Parent may, without such consent, make any disclosure that Parent determines, upon advice of counsel, is required by applicable Law or the rules of The Nasdaq Stock Market LLC, including the filing of this Agreement and the disclosure of its material terms on a Current Report on Form 8-K following the Effective Date, any disclosure required in Parent’s periodic reports and proxy statements (including disclosure required by Item 404 of Regulation S-K), and any listing-of-additional-shares or related submission to Nasdaq. After the Effective Time, Parent shall not be restricted from issuing any statement or communication, except that Parent shall use commercially reasonable efforts to consult with the Stockholder Representative in advance regarding the content of any public announcement that specifically names any Company Stockholder (other than as required by applicable Law or stock exchange rule).

Section 5.8. Tax Matters.

(a) Tax Returns. Parent shall prepare and file or cause to be prepared and filed all Tax Returns of the Company and its Subsidiaries that are required to be filed after the Closing Date. Any such Tax Return that relates to a Pre-Closing Tax Period or a Straddle Period and that could give rise to an indemnification obligation of the Company Stockholders pursuant to this Agreement shall be prepared in accordance with the prior positions and practices of the Company, unless otherwise required by applicable Law, and shall be provided to the Stockholder Representative for review and comment no later than thirty (30) days before the due date thereof (giving effect to applicable extensions), and Parent shall consider in good faith all reasonable comments of the Stockholder Representative; provided that no failure to timely provide any such Tax Return shall relieve the Company Stockholders of any liability or indemnification obligation except to the extent they are actually and materially prejudiced thereby.

(b) Straddle Periods. In the case of Taxes based on income, receipts or payroll that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the Pre-Closing Tax Period shall be determined on the basis of a deemed closing of the books at the end of the Closing Date; and in the case of all other Taxes payable with respect to a Straddle Period, the portion allocable to the Pre-Closing Tax Period shall be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through and including the Closing Date and the denominator of which is the total number of days in the Straddle Period, with appropriate adjustments for specific identifiable events.

(c) Contests. Parent shall control the defense of any audit, examination or other Action with respect to Taxes of the Company; provided that, with respect to any such Action relating to a Pre-Closing Tax Period that could give rise to an indemnification obligation of the Company Stockholders, (i) Parent shall keep the Stockholder Representative reasonably informed, (ii) the Stockholder Representative shall be entitled, at the Company Stockholders’ expense, to participate in (but not control) such Action, and (iii) Parent shall not settle or compromise such Action without the prior written consent of the Stockholder Representative (not to be unreasonably withheld, conditioned or delayed).

(d) Cooperation. The Stockholder Representative, Parent, the Surviving Corporation and the Surviving Company shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax Returns and any audit, litigation or other Action with respect to Taxes, including the retention and provision of records and information and making personnel available on a mutually convenient basis. The Parties shall retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations.

(e) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated hereby (“Transfer Taxes”) shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Company Stockholders. Parent shall file all necessary Tax Returns with respect to Transfer Taxes, and the Parties shall cooperate to minimize the amount of any Transfer Taxes.

(f) Reorganization Matters; Tax Opinions. Each Party shall (i) use its commercially reasonable efforts to cause the Mergers, taken together, to qualify as the 368 Transaction, (ii) not take any action, or fail to take any action, that would reasonably be expected to prevent or impede such qualification, and (iii) cooperate in good faith in obtaining any Tax Opinion required as a condition to the Closing, including by executing and delivering customary representation letters to the applicable counsel.

Section 5.9. Employment Agreements; Continuing Service Arrangements.

(a) At the Closing, Parent (or a Subsidiary of Parent) shall enter into employment agreements with each of Paul Singarella and John Dewey, in a form to be mutually agreed by each such individual, Parent, and the Company prior to the Closing (the “Employment Agreements”), providing for each of Mr. Singarella’s and Mr. Dewey’s respective engagements as an employee on a W-2 basis, effective as of the Closing. The Employment Agreements shall provide for services commensurate with each individual’s background and the strategic objectives of the combined enterprise (in respect of the Surviving Company and, as the Surviving Company and Parent may from time to time agree, other matters of Parent), in each case on commercially reasonable terms, including market compensation approved by the compensation committee of the Parent Board and customary protective covenants (including confidentiality, invention-assignment, and non-solicitation covenants, and, to the extent enforceable under applicable Law, non-competition covenants) of reasonable scope, duration, and geography. The Employment Agreements shall have initial terms of not less than twenty-four (24) months following the Closing, renewable upon mutual agreement of the parties thereto.

(b) From and after the Closing, any individual who is a party to an Employment Agreement, and any other Company Stockholder who subsequently becomes an employee, executive officer, or director of Parent or any Subsidiary of Parent (in each case pursuant to a separate determination of the Parent Board or its compensation committee), shall be eligible to participate in Parent’s equity incentive plans on terms consistent with such role, in addition to and not in lieu of any rights such individual may have under this Agreement in respect of the Aggregate Stock Consideration.

(c) Except as expressly set forth in this Section 5.9, neither this Agreement nor any Ancillary Agreement constitutes a commitment, undertaking, or pre-arrangement by Parent or any Subsidiary of Parent to appoint any Company Stockholder to the Parent Board or to any officer position of Parent.

Section 5.10. Investor Rights Agreement; Registration.

(a) At the Closing, Parent and the Company Stockholders shall enter into the Investor Rights Agreement, in substantially the form attached as Exhibit C, providing for (i) customary piggyback registration rights with respect to all shares of Parent Class A Common Stock issued to the Company Stockholders hereunder, and (ii) a customary lock-up restricting the resale of such shares for the period set forth in the Investor Rights Agreement (anticipated to be six (6) months following the Closing, subject to customary exceptions).

(b) Subject to the terms of the Investor Rights Agreement, Parent shall use commercially reasonable efforts to maintain in effect, for not less than two (2) years following the Closing Date, an effective shelf registration statement on Form S-3 (or, if Parent is not then eligible to use Form S-3, on Form S-1) covering the resale of all shares of Parent Class A Common Stock issued to the Company Stockholders hereunder, subject to customary exceptions and blackout periods and to the availability of any financial statements of the Company required under Regulation S-X.

Section 5.11. Nasdaq Matters. Parent shall use commercially reasonable efforts to cause the shares of Parent Class A Common Stock to be issued as Aggregate Stock Consideration to be approved for listing on The Nasdaq Stock Market, subject to official notice of issuance, prior to or as of the Closing Date, including by timely submitting a listing-of-additional-shares notification.

Section 5.12. Financial Statements; Audit Cooperation. From and after the Effective Date, the Company and, following the Closing, the Stockholder Representative shall, and shall cause the Company’s officers, advisors, accountants and other Representatives to, use commercially reasonable efforts to cooperate with Parent and its independent registered public accounting firm, at Parent’s sole cost and expense, in connection with the preparation and audit (or review) of such financial statements of the Company, and such pro forma financial information, as Parent reasonably determines are required to be included in, or incorporated by reference into, any registration statement, report or other filing of Parent under the Securities Act or the Exchange Act (including the proxy statement to be filed with the SEC by Parent in connection with obtaining the Parent Stockholder Approval, any Current Report on Form 8-K and any financial statements required by Rule 3-05 of Regulation S-X and any pro forma financial information required by Article 11 of Regulation S-X). Such cooperation shall include (a) providing such accounting firm with reasonable access, during normal business hours, to the books, records, work papers and personnel of the Company; (b) executing and delivering customary management representation letters reasonably requested by such accounting firm; and (c) using commercially reasonable efforts to obtain any consents of the Company’s historical accountants necessary for Parent to satisfy its reporting obligations under applicable securities Laws.

Section 5.13. Disclosure Schedules. The Company and the Stockholder Representative shall deliver to Parent, not later than ten (10) Business Days after the execution of this Agreement, a draft of the Disclosure Schedules, shall consider in good faith the comments of Parent and its Representatives thereto, and shall deliver the final Disclosure Schedules to Parent no later than August 31, 2026. From time to time following the delivery of the final Disclosure Schedules and prior to the Closing, the Company may supplement or update the Disclosure Schedules to reflect events, changes or circumstances arising after the date of delivery; provided, however, that no such supplement or update shall be deemed to (a) modify or cure any representation or warranty that was inaccurate or breached as of the Effective Date or the date of delivery of the final Disclosure Schedules, (b) prevent or limit Parent’s ability to assert that any condition to Closing set forth in Section 6.2(a) has not been satisfied to the extent such supplement or update relates to a matter that would reasonably be expected to constitute a breach of a representation or warranty, or (c) limit or otherwise affect the rights of the Parent Indemnified Parties to seek indemnification pursuant to Article VII with respect to any such matter. Any matter disclosed in any such supplement or update that would reasonably be expected to result in a breach of any representation or warranty shall be taken into account in determining whether the conditions set forth in Section 6.2(a) have been satisfied; and, to the extent Parent elects to consummate the Closing notwithstanding the existence of any such matter, such matter shall be deemed to give rise to a claim for indemnification under Article VII to the same extent as if such matter had not been disclosed in such supplement or update, so long as the supplement or update first disclosing such matter was delivered to Parent at least ten (10) Business Days prior to the Closing Date.

Section 5.14. Letters of Transmittal. Prior to the Closing, the Company shall use its reasonable best efforts to cause each Company Stockholder to execute and deliver to Parent a letter of transmittal, in form and substance reasonably acceptable to Parent and the Stockholder Representative (each, a “Letter of Transmittal”). As a condition to such Company Stockholder’s receipt of any portion of the Merger Consideration, each Letter of Transmittal shall provide, among other things, that such holder (a) agrees to be bound by all provisions of this Agreement applicable to the Company Stockholders, including Article VII, Section 5.15 and the appointment of the Stockholder Representative under Section 5.20, (b) expressly and directly agrees to indemnify the Parent Indemnified Parties in accordance with Article VII as if such holder were a party to this Agreement, (c) acknowledges that the Parent Indemnified Parties may enforce such obligations directly against such holder, (d) makes the title, authority, accredited-investor and investment-intent representations described in Section 3.24 and Section 3.25, and (e) includes the release described in Section 5.15. The Company shall obtain executed Letters of Transmittal from one hundred percent (100%) of the Company Stockholders prior to the Closing and shall not waive, amend or modify any provision of any Letter of Transmittal in any manner adverse to Parent without the prior written consent of Parent.

Section 5.15. Release. Effective as of the Effective Time, each Company Stockholder, on behalf of such Company Stockholder and such Company Stockholder’s executors, administrators, estate, successors, heirs and assigns, voluntarily, knowingly and irrevocably releases and forever discharges the Company, its Subsidiaries, Parent, First Merger Sub, Second Merger Sub and each of their respective officers, directors, managers, employees and Affiliates from any and all actions, agreements, amounts, claims, damages, expenses, liabilities and obligations of every kind, nature or description, known or unknown, arising or existing prior to the Effective Time, including any of the foregoing arising out of or relating to such Company Stockholder’s capacity as a stockholder (or former member) of the Company, except in each case for (a) any right, claim or entitlement of such Company Stockholder under this Agreement or any Ancillary Agreement (including the right to receive the Merger Consideration, the rights under the Investor Rights Agreement and the Employment Agreements, and the rights under Sections 5.17 and 9.9), (b) accrued and unpaid ordinary-course compensation or documented expense reimbursement disclosed on Schedule 3.23, and (c) any claim arising from fraud or willful misconduct. Each Company Stockholder acknowledges the risk of Unknown Claims (as defined below) and expressly waives, to the fullest extent permitted by Law, the provisions, rights, and benefits conferred by California Civil Code Section 1542 (and any Law of similar effect), which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” “Unknown Claims” means claims discovered, incurred or suffered after the execution of this Agreement or the Closing based solely on facts that existed, or acts or omissions that occurred, prior to the Closing Date. Nothing in this Section 5.15 limits the indemnification provided to the Stockholder Indemnified Parties under Section 7.3 or the rights of any Covered Executive under Section 5.17.

Section 5.16. Related-Party Matters.

(a) Approvals; Process. Parent shall maintain, and shall furnish to the Company upon reasonable request, evidence of (i) the review and approval of this Agreement and the transactions contemplated hereby by the Parent Audit Committee in accordance with Parent’s related-party transaction policies and Nasdaq Rule 5630, and (ii) the approval of this Agreement and the transactions contemplated hereby by the Parent Board acting by the affirmative vote of a majority of the disinterested directors, in each case after disclosure of the material facts as to the relationships and interests described in Section 3.23 and with any interested director abstaining, it being the intent of the Parties that such approvals satisfy Section 144(a)(1) of the DGCL. The minutes and records of such deliberations shall be prepared and maintained in a manner that documents the basis for the Parent Board’s determinations, including the fairness of the consideration to Parent.

(b) Disclosure Cooperation. The Company and each Company Stockholder shall promptly furnish to Parent all information concerning the business and financial condition of the Company, the relationships and arrangements described in Section 3.23, and such other information concerning the Company and the Company Stockholders and their Affiliates, in each case as Parent reasonably determines is required in connection with (i) Parent’s disclosure obligations under Item 404 of Regulation S-K, Form 8-K, and Parent’s periodic reports and proxy statements, including, the proxy statement to be filed with the SEC by Parent in connection with obtaining the Parent Stockholder Approval, and (ii) any review by, or submission to, The Nasdaq Stock Market LLC.

(c) Treatment of Existing Arrangements. Schedule 5.16(c) sets forth each Contract or arrangement between the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, that is to be terminated, amended, or ratified effective at or prior to the Closing, as designated by Parent after review by the Parent Audit Committee (it being acknowledged that, from and after the Closing, any continuing arrangement between Parent and the Surviving Company will be an intercompany arrangement). Without limiting the foregoing, the Parties shall cooperate to terminate or amend, effective as of the Closing, any provision of any such Contract providing for fees payable by Parent or its Subsidiaries to the Company or any Company Stockholder that would be duplicative of, or inconsistent with, the post-Closing arrangements contemplated by this Agreement (including the Budget and the Employment Agreements).

(d) Section 16 Matters. Prior to the Closing, the Parent Board (or an appropriate committee thereof composed solely of “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act) shall take such actions as are reasonably necessary to approve, for purposes of Rule 16b-3, the acquisition of shares of Parent Class A Common Stock hereunder by any Company Stockholder who is or will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby (including service as an officer of Parent from and after the Closing).

Section 5.17. Directors’ and Officers’ Matters; Covered Executives.

(a) Company D&O Tail. From and after the Closing, Parent shall cause the Surviving Company to (i) maintain in effect (or assume the obligations in respect of) the indemnification, exculpation, and advancement-of-expenses provisions in favor of the current and former directors, officers, and managers of the Company (and its predecessor limited liability company) that are set forth in the Company’s Organizational Documents as of the Effective Date, for a period of not less than six (6) years following the Closing Date in respect of acts or omissions occurring on or prior to the Closing, and (ii) maintain in effect for not less than six (6) years following the Closing Date a directors’ and officers’ liability insurance “tail” policy on customary terms covering acts and omissions occurring on or prior to the Closing Date, with coverage limits and terms reasonably acceptable to the Stockholder Representative, the cost of such policy to be borne by Parent.

(b) Covered Executive Insurance. From and after the Closing, for so long as each Covered Executive serves as an officer or employee of Parent or any Subsidiary of Parent, Parent shall maintain directors’ and officers’ liability insurance providing coverage for the benefit of such Covered Executive on terms no less favorable than those applicable to similarly situated executive officers of Parent, including coverage as an “Insured Person” for securities claims, derivative actions, and regulatory investigations, and shall use commercially reasonable efforts to maintain adequate “Side A” coverage for the benefit of such Covered Executive on the same basis as for other executive officers. Parent shall not materially reduce such coverage as it applies to any Covered Executive on a basis that discriminates against such Covered Executive relative to similarly situated executive officers of Parent.

(c) Covered Executive Indemnification. From and after the Closing, Parent shall indemnify and hold harmless each Covered Executive to the fullest extent permitted by applicable Law and on the same basis as Parent’s other executive officers against losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to the fact that such Covered Executive is or was a director, officer, employee, or agent of Parent or any of its Subsidiaries from and after the Closing, and shall advance expenses on the same basis as for Parent’s other executive officers, subject to receipt of a customary undertaking.

(d) Indemnification Agreements. At or prior to the Closing, Parent shall enter into a separate indemnification agreement with each Covered Executive in substantially the form entered into with Parent’s other senior executive officers.

(e) Pre-Closing Activities. From and after the execution of this Agreement and prior to the Closing, to the extent that any Covered Executive undertakes activities at the written request of Parent in anticipation of serving as an officer or employee of Parent or any of its Subsidiaries following the Closing, Parent shall (i) include such Covered Executive, where practicable, as an Insured Person under its directors’ and officers’ liability insurance policy in respect of such requested activities, and (ii) indemnify and hold such Covered Executive harmless in respect of such requested activities to the same extent as is provided for post-Closing under Section 5.17(c).

(f) Insurance Certificates. No fewer than three (3) Business Days prior to the Closing, Parent shall furnish the Company with copies of the declaration pages and certificates of insurance evidencing the coverage described in this Section 5.17.

Section 5.18. Capital-Access Facilities; Reporting.

(a) Parent shall use commercially reasonable efforts to arrange the capital-access facilities required to fund the working capital support described in Section 2.12 and to finance the growth and scale-up of the business, which, in Parent’s sole discretion, may include an equity line of credit, takedowns under a shelf registration statement, a private investment in public equity, a resale registration statement, project finance, credit facilities, and equipment and supply-chain financing.

(b) Parent shall deliver to the Company Stockholders (or to the Stockholder Representative on their behalf), within forty-five (45) days after the end of each calendar quarter during 2027 and 2028, a report on the status of the working capital support described in Section 2.12 and the capital-access facilities described in Section 5.18(a).

(c) Nothing in this Section 5.18 constitutes a representation, warranty, or guarantee by Parent that any particular capital-access facility will be available or will be arranged on any particular terms. The sole and exclusive remedy of the Company and the Company Stockholders in respect of the availability of capital from, or arranged by, Parent is the Capital Off-Ramp set forth in Section 6.3(g), and no failure of any facility described in this Section 5.18 to become available shall, standing alone, give rise to any claim for damages against Parent, First Merger Sub or Second Merger Sub.

Section 5.19. Parent Name Change. The Parties acknowledge that Parent intends, at or following the Closing, to change its corporate name and its trading symbol in connection with the repositioning of the combined enterprise (the “Parent Name Change”). The Company shall reasonably cooperate with Parent in connection with the Parent Name Change, including by furnishing such information and executing such documents as Parent may reasonably request. Neither the effectiveness nor the timing of the Parent Name Change shall constitute a condition to the obligations of any Party hereunder.

Section 5.20. Stockholder Representative.

(a) The Stockholder Representative is hereby appointed by the Company, and, by delivery of a Letter of Transmittal, each Company Stockholder irrevocably appoints the Stockholder Representative, as the representative, true and lawful agent, proxy and attorney-in-fact of the Company Stockholders for all purposes of this Agreement, with full power and authority on each Company Stockholder’s behalf to (i) consummate the transactions contemplated hereby, (ii) receive and disburse any funds or shares received hereunder on behalf of such Company Stockholder, (iii) execute and deliver all documents contemplated hereby and any amendment or waiver hereto, (iv) take all other actions to be taken by or on behalf of such Company Stockholder in connection herewith, (v) negotiate, settle, compromise and otherwise handle all disputes under this Agreement (including all indemnification claims under Article VII), (vi) give and receive notices on behalf of the Company Stockholders, and (vii) do each and every act and exercise any and all rights which such Company Stockholder or the Company Stockholders collectively are permitted or required to do or exercise under this Agreement. Each Company Stockholder agrees that such agency and proxy are coupled with an interest, are irrevocable, and shall survive the death, incapacity or bankruptcy of any Company Stockholder.

(b) All decisions, actions, consents and instructions of the Stockholder Representative shall be final and binding upon all Company Stockholders, and no Company Stockholder shall have any right to object, dissent, protest or otherwise contest the same, except for fraud, bad faith or willful misconduct. The Stockholder Representative shall not incur any liability to any Company Stockholder relating to the performance of its duties hereunder except for actions or omissions constituting fraud, bad faith or willful misconduct. The Company Stockholders shall severally (in accordance with their Pro Rata Shares) reimburse the Stockholder Representative for all costs and expenses, including professional fees, reasonably incurred by the Stockholder Representative in performing its duties hereunder, and Parent shall have no obligation or liability in respect thereof.

(c) Parent and the other Parent Indemnified Parties shall be entitled to rely conclusively, without independent verification or investigation, upon any action, decision, consent or instruction of the Stockholder Representative as being the action, decision, consent or instruction of each Company Stockholder.

ARTICLE VI

CONDITIONS TO THE MERGERS

Section 6.1. Mutual Conditions. The respective obligations of the Parties to consummate the Closing are subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Closing of each of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained and shall be in full force and effect.

(b) Parent Stockholder Approval . The Parent Stockholder Approval shall have been obtained and shall be in full force and effect.(c) No Injunction. No Order shall be in effect, and no Law shall have been enacted, in either case that prohibits, restrains, or makes illegal the consummation of the Mergers or the other transactions contemplated hereby.

(d) Regulatory Approvals. All approvals, consents, and authorizations of any Governmental Authority required to consummate the transactions contemplated hereby shall have been obtained, except for those the failure of which to obtain would not, individually or in the aggregate, be material to the Parties or the transactions contemplated hereby.

(e) Nasdaq Listing. The shares of Parent Class A Common Stock to be issued as Aggregate Stock Consideration at the Closing shall have been approved for listing on The Nasdaq Stock Market, subject to official notice of issuance.

Section 6.2. Conditions to the Obligations of Parent, First Merger Sub and Second Merger Sub. The obligations of Parent, First Merger Sub and Second Merger Sub to consummate the Closing are subject to the satisfaction, or waiver in writing by Parent, at or prior to the Closing of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company and the Company Stockholders contained in Article III of this Agreement and in the Letters of Transmittal (other than the Fundamental Representations) shall be true and correct in all material respects (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the Effective Date and at and as of the Closing, as if made on the Closing Date (other than representations and warranties that expressly speak only as of a specific date or time, which shall be so true and correct as of such specified date or time), and (ii) the Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the Effective Date and at and as of the Closing, as if made on the Closing Date (other than representations and warranties that expressly speak only as of a specific date or time, which shall be so true and correct as of such specified date or time).

(b) Performance of Covenants. The Company and the Company Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) No Material Adverse Effect. Since the Effective Date, there shall not have occurred a Material Adverse Effect with respect to the Company that is continuing.

(d) Officer Certificate. Parent shall have received the certificate described in Section 1.7(h).

(e) Closing Deliveries. Parent shall have received all of the deliveries contemplated by Section 1.7, including duly executed Letters of Transmittal from Company Stockholders holding one hundred percent (100%) of the outstanding Shares and duly executed termination agreements in respect of any Security Rights set forth on Schedule 3.3(a).

(f) No Dissenting Shares. No Company Stockholder shall have demanded or remain entitled to demand appraisal of any Shares pursuant to Section 262 of the DGCL.

(g) Due Diligence; Disclosure Schedules. Parent shall have completed its business, legal, financial, tax and technical due diligence investigation of the Company and its Subsidiaries, and the results thereof shall not have revealed that any representation or warranty of the Company or the Company Stockholders is untrue or inaccurate in any material respect or otherwise be reasonably unsatisfactory to Parent; and the final Disclosure Schedules delivered pursuant to Section 5.13 shall not disclose any matter that, individually or in the aggregate, constitutes or would reasonably be expected to constitute a Material Adverse Effect with respect to the Company or a material Liability of the Company not previously disclosed to Parent.

(h) Required Consents. The consents, approvals, waivers and authorizations set forth on Schedule 3.4(b) shall have been obtained and shall be in full force and effect.

(i) Employment Agreements. Each of Paul Singarella and John Dewey shall have executed and delivered his Employment Agreement, and each such agreement shall be in full force and effect as of the Closing.

(j) Debt; Liens. All indebtedness of the Company or any Subsidiary for borrowed money (including any stockholder or other related-party notes), if any, shall have been repaid or discharged (or shall be repaid at Closing pursuant to payoff letters delivered under Section 1.7(l)), and all Liens (other than Permitted Liens) on the assets of the Company or any Subsidiary shall have been released.

(k) Related-Party Arrangements. Each Contract or arrangement set forth on Schedule 5.16(c) shall have been terminated, amended, or ratified, as designated thereon, effective at or prior to the Closing.

(l) Financial Statements. The Company shall have delivered the Company Financial Statements contemplated by Section 3.5(a) and such other financial information of the Company as is reasonably required for Parent to timely satisfy its reporting obligations under the Exchange Act and Regulation S-X in connection with the Closing.

(m) Tax Opinion. Parent shall have received a Tax Opinion, in form and substance reasonably satisfactory to Parent, to the effect that the Mergers, taken together, should qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(n) Corporate Conversion. The Company shall have delivered the conversion evidence described in Section 1.7(b).

Section 6.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction, or waiver in writing by the Company, at or prior to the Closing of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent, First Merger Sub and Second Merger Sub set forth in Article IV shall be true and correct in all material respects (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the Effective Date and at and as of the Closing, as if made on the Closing Date (other than representations and warranties that expressly speak only as of a specific date or time, which shall be so true and correct as of such specified date or time), except, in the case of representations and warranties other than those set forth in Sections 4.1, 4.2, 4.4, 4.6, and 4.10, for failures to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent.

(b) Performance of Covenants. Parent, First Merger Sub and Second Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) No Material Adverse Effect. Since the Effective Date, there shall not have occurred a Material Adverse Effect with respect to Parent that is continuing.

(d) Officer Certificate; Deliveries. The Company shall have received the certificate described in Section 1.8(b) and the other deliveries contemplated by Section 1.8.

(e) Issuance; Parent shall be prepared to issue and deliver the Aggregate Stock Consideration in accordance with Section 2.4.

(f) Parent Solvency. As of the Closing Date, (i) Parent shall not have filed or otherwise commenced any voluntary case or proceeding under chapter 7 or chapter 11 of the United States Bankruptcy Code (or any analogous proceeding under the insolvency Laws of any other jurisdiction); (ii) no involuntary petition or similar involuntary insolvency proceeding shall have been filed or commenced against Parent and remained undismissed for thirty (30) days; and (iii) no receiver, liquidator, assignee, custodian, trustee, or sequestrator shall have been appointed for Parent or any material portion of its assets.

(g) Parent Milestone; Capital Off-Ramp.

(i) Parent Milestone. Parent shall satisfy, as of the Closing, each of the following objective criteria (the “Parent Milestone”): (A) Parent’s Class A Common Stock shall be listed on a national securities exchange; (B) Parent shall have not less than $2,000,000 of unrestricted cash and cash equivalents; (C) the mechanism for, and the Surviving Company’s access to, the working capital support described in Section 2.12 shall have been confirmed; and (D) if the Parent stockholder approval described in Section 6.1(b) is required, there shall be a reasonable likelihood of obtaining it. If these criteria are not materially satisfied, the Company may terminate this Agreement as provided in Section 8.1(f), without penalty, cost, or liability.

(ii) Capital Off-Ramp. Parent shall endeavor to provide, or arrange for, the public-markets liquidity and capital-access facilities described in Section 5.18 in an amount sufficient to fund the working capital support described in Section 2.12 (the “Capital Availability Condition”; and the right of the Company to terminate this Agreement for failure of that condition, the “Capital Off-Ramp”). This Section 6.3(g)(ii) is the sole and exclusive provision of this Agreement addressing the availability of capital from, or arranged by, Parent, and no other provision shall be construed to create a separate or overlapping condition, termination right, or remedy in respect of that subject matter. The following apply to the Capital Off-Ramp: (A) if the Capital Availability Condition is not materially satisfied, the Company may terminate this Agreement pursuant to Section 8.1(f); the Capital Off-Ramp is a condition to the obligations of the Company and a termination right of the Company, and confers no condition, termination right, or benefit on Parent, First Merger Sub or Second Merger Sub; (B) any termination pursuant to the Capital Off-Ramp shall be without penalty, cost, or liability of any kind, and without any break-up, termination, expense-reimbursement, reverse-termination, or similar fee, and each Party shall bear its own expenses in accordance with Section 9.9; (C) this Section 6.3(g)(ii) does not constitute a representation, warranty, guarantee, or affirmative covenant by Parent, First Merger Sub or Second Merger Sub that any particular liquidity or capital-access facility will be available, and the failure of the Capital Availability Condition shall not, standing alone, give rise to any claim for damages against Parent, First Merger Sub or Second Merger Sub; and (D) Parent shall use commercially reasonable, good-faith efforts to satisfy the Capital Availability Condition; the Capital Off-Ramp may not be exercised by the Company at any time when the Company is in material breach of this Agreement, and the Capital Off-Ramp shall not be available after the Outside Date.

(h) Tax Opinion. The Company shall have received a Tax Opinion, in form and substance reasonably satisfactory to the Company, to the effect that the Mergers, taken together, should qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.4. Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to use its commercially reasonable efforts to consummate the transactions contemplated hereby, as required by and subject to Section 5.5.

ARTICLE VII

INDEMNIFICATION

Section 7.1. Survival. The representations and warranties of the Company and the Company Stockholders contained in this Agreement or in any Letter of Transmittal, certificate or other instrument delivered pursuant to this Agreement shall survive the Closing and continue in full force and effect until the date that is eighteen (18) months following the Closing Date (the “General Expiration Date”); provided, however, that (a) the Fundamental Representations shall survive until the date that is six (6) years following the Closing Date; (b) the Tax Representations shall survive until the date that is ninety (90) days after the expiration of the applicable statute of limitations with respect to the underlying subject matter thereof (giving effect to any waiver, mitigation or extension thereof); and (c) in the event of fraud, willful breach or intentional misrepresentation with respect to a representation or warranty, such representation or warranty shall survive indefinitely as to the matters that are the subject of such fraud, willful breach or intentional misrepresentation; and provided, further, that any representation or warranty shall survive beyond its stated survival period with respect to any breach thereof or inaccuracy therein if a claim is made hereunder in writing setting forth the specific claim and the basis therefor prior to the expiration of such survival period, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved. The representations and warranties of Parent, First Merger Sub and Second Merger Sub contained in this Agreement shall survive the Closing until the General Expiration Date; provided that the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authority, Approval and Enforceability) and Section 4.6 (Valid Issuance) (the “Parent Fundamental Representations”) shall survive until the date that is thirty-six (36) months following the Closing Date. All covenants and other agreements contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. The Parties intend that the foregoing survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.

Section 7.2. Indemnification by the Company Stockholders. Subject to the limitations set forth in this Article VII, from and after the Closing, the Company Stockholders shall severally (in accordance with their respective Pro Rata Shares) indemnify, defend and hold harmless the Parent Indemnified Parties from and against any and all Damages paid, incurred, suffered or sustained by the Parent Indemnified Parties, or any of them, directly or indirectly, arising out of, resulting from or in any way related to any of the following:

(a) any breach of, or inaccuracy in, any of the representations or warranties contained in Article III of this Agreement or in any Letter of Transmittal;

(b) (i) any breach by the Company (prior to the Closing) of any covenant or agreement of the Company in this Agreement that, by its terms, provides for performance by the Company prior to the Closing, or (ii) any breach by any Company Stockholder of any representation, warranty, covenant or agreement of such Company Stockholder in this Agreement or such Company Stockholder’s Letter of Transmittal;

(c) any fraud, willful misconduct or intentional misrepresentation on the part of the Company or any Company Stockholder in connection with this Agreement or the transactions contemplated hereby;

(d) any Company Transaction Expenses that are unpaid as of the Closing and were not disclosed pursuant to Section 9.9(b);

(e) any Indemnified Taxes;

(f) any Dissenting Shares, to the extent the amounts paid in respect thereof (including costs of defense) exceed the value of the consideration that would otherwise have been issuable in respect of such Shares hereunder; and/or

(g) any of the matters identified on Schedule 7.2(g) (which Schedule shall be prepared by Parent, in consultation with the Company and the Stockholder Representative, and mutually agreed upon by Parent and the Stockholder Representative, and delivered within ten (10) days after receipt of the final Disclosure Schedules).

The Parties acknowledge and agree that, if after the Closing the Surviving Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Company as a Parent Indemnified Party) Parent shall also be deemed, by virtue of its ownership of the Surviving Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

Section 7.3. Indemnification by Parent. Subject to the limitations set forth in this Article VII, from and after the Closing, Parent shall indemnify, defend and hold harmless the Stockholder Indemnified Parties from and against any and all Damages incurred by any such Person to the extent arising out of or resulting from (a) any breach of any representation or warranty made by Parent, First Merger Sub or Second Merger Sub in Article IV, (b) any breach of any covenant or agreement of Parent, First Merger Sub, Second Merger Sub, the Surviving Corporation or the Surviving Company contained in this Agreement that is required to be performed after the Closing, or (c) fraud, intentional misrepresentation or willful misconduct by Parent, First Merger Sub or Second Merger Sub. Notwithstanding anything to the contrary in this Agreement, Parent shall have no indemnification obligation to any Company Stockholder or any other Person for (i) the business, operations, assets, liabilities or obligations of the Company, the Surviving Corporation or the Surviving Company, except to the extent arising from a breach by Parent, First Merger Sub or Second Merger Sub of an express covenant or agreement contained in this Agreement, or (ii) any failure of the Mergers to qualify as a reorganization within the meaning of Section 368(a) of the Code, except to the extent such failure is caused by a breach by Parent, First Merger Sub or Second Merger Sub of an express covenant or agreement contained in this Agreement or by an action taken by Parent after the Closing that is inconsistent with or contrary to the qualification of the Mergers as the 368 Transaction.

Section 7.4. Certain Limitations on Indemnification.

(a) Threshold. The Parent Indemnified Parties shall only be entitled to indemnification pursuant to Section 7.2(a) to the extent the aggregate amount of all Damages for which the Parent Indemnified Parties are entitled to indemnification pursuant to Section 7.2(a) exceeds $100,000 (the “Threshold Amount”), in which case the Parent Indemnified Parties shall be entitled to indemnification for all such Damages from the first dollar, including the Threshold Amount; provided that the foregoing limitation shall not apply to (i) claims for breaches of, or inaccuracies in, any Fundamental Representation or Tax Representation, or (ii) claims based on fraud, willful misconduct or intentional misrepresentation; and provided, further, that the limitations set forth in this Section 7.4(a) shall not apply to indemnification claims under Sections 7.2(c) through 7.2(g), inclusive.

(b) Source and Order of Recovery. Any amount owing to a Parent Indemnified Party under this Article VII shall be satisfied, subject to the caps in Section 7.4(e), at the election of the applicable Company Stockholder, (A) by payment of cash, (B) by the surrender for cancellation of shares of Parent Class A Common Stock issued hereunder and still held by such Company Stockholder, valued at the higher of (x) the VWAP as of the Closing Date and (y) the VWAP as of the date such claim is finally resolved, or (C) by set-off against any amounts otherwise owed by any Parent Indemnified Party to such Company Stockholder under this Agreement (other than compensation for services), or any combination of the foregoing. Any amount owing to a Stockholder Indemnified Party under this Article VII shall be payable by Parent in cash or, with the prior written consent of the Stockholder Representative, in shares of Parent Class A Common Stock valued as provided in clause (B) of the immediately preceding sentence, subject in all cases to compliance with the applicable rules of The Nasdaq Stock Market LLC and applicable Law.

(c) Materiality Scrub. For purposes of this Article VII, solely with respect to the Fundamental Representations and the Tax Representations, all qualifications and exceptions relating to materiality, Material Adverse Effect or words of similar import (but not specific dollar thresholds) shall be disregarded for purposes of determining whether a breach or inaccuracy has occurred and for calculating the amount of any Damages in respect thereof. With respect to all other representations and warranties, the qualifications and exceptions relating to materiality, Material Adverse Effect and words of similar import shall be given full force and effect for all purposes of this Article VII.

(d) Certain Damages. No Indemnified Party shall be entitled to indemnification for any punitive or consequential damages except to the extent such damages are awarded and actually paid to an unaffiliated third party in connection with a third-party claim. No Damages shall be calculated using, and in no event shall any Indemnified Party be entitled to indemnification for any amount determined by reference to, any multiple of earnings, revenue, book value, cash flow or other financial metric, or any diminution-in-value theory, in each case except to the extent such amount is awarded and actually paid to an unaffiliated third party in connection with a third-party claim. Damages shall be determined net of (i) any insurance proceeds actually received by the Indemnified Party in respect of such Damages (less the costs of recovery and any resulting premium increases) and (ii) any Tax benefit actually realized by the Indemnified Party as a result of such Damages; and each Indemnified Party shall use commercially reasonable efforts to mitigate any Damages for which it seeks indemnification.

(e) Caps. The aggregate indemnification payable pursuant to Section 7.2(a) and Section 7.2(g), taken together (other than in respect of Fundamental Representations and Tax Representations), shall not exceed five percent (5%) of the value of the Aggregate Stock Consideration (with shares valued at the VWAP as of the Closing Date). The aggregate indemnification payable by any Company Stockholder under this Article VII shall not exceed the value (determined in accordance with Section 7.4(b)) of such Company Stockholder’s Pro Rata Share of the Aggregate Stock Consideration. The aggregate indemnification payable by Parent pursuant to Section 7.3(a) shall not exceed the value (determined in accordance with Section 7.4(b)) of the Aggregate Stock Consideration. None of the foregoing caps shall apply to claims based on fraud, willful misconduct or intentional misrepresentation.

(f) Effect of Knowledge. Notwithstanding anything to the contrary contained in this Agreement, no Party (or any of its Affiliates) shall have any right to indemnification or any other remedy hereunder with respect to any breach or inaccuracy in any representation or warranty made by another Party in this Agreement (or in any certificate delivered pursuant hereto) to the extent that the Party seeking such indemnification or remedy (or any of its Representatives or Affiliates) had actual knowledge, as of the date of this Agreement or as of the Closing Date, of the facts, circumstances, or conditions giving rise to such breach or inaccuracy. For purposes of this Section 7.4(f), “actual knowledge” means the conscious awareness of a fact, circumstance, or condition by Philip Sansone, without any duty of inquiry or investigation and without imputation of knowledge of any other Person to such individual.

(g) No Duplication; Insurance. Damages shall be calculated net of insurance proceeds actually received by the Indemnified Party in respect thereof (less the costs of recovery and any resulting premium increases), and no Indemnified Party shall be entitled to recover the same Damages more than once.

Section 7.5. Indemnification Claim Procedures.

(a) Whenever any claim shall arise for indemnification by the Company Stockholders hereunder, the Parent Indemnified Party shall promptly provide written notice of such claim to the Stockholder Representative (it being agreed that no delay in providing such notice shall relieve the Company Stockholders of their indemnification obligations except to the extent they are actually and materially prejudiced thereby). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Stockholder Representative, at the Company Stockholders’ sole cost and expense and upon written notice to the Parent Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Parent Indemnified Party; provided that the Stockholder Representative shall not be entitled to assume the defense of any Action (i) seeking injunctive or other equitable relief against the Parent Indemnified Party, (ii) involving any criminal or quasi-criminal allegation, or (iii) in which the reasonably anticipated Damages exceed the aggregate indemnification cap applicable to the Company Stockholders under Section 7.4(e). The Parent Indemnified Party shall be entitled to participate in the defense of any such Action with its own counsel at its own expense. If the Stockholder Representative does not (or is not entitled to) assume the defense of any such Action, the Parent Indemnified Party may defend against such Action in such manner as it may deem appropriate, including settling such Action after giving notice to the Stockholder Representative, and no such action shall relieve the Company Stockholders of their indemnification obligations with respect to Damages resulting therefrom. The Stockholder Representative shall not settle any Action without the Parent Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Whenever any claim shall arise for indemnification by Parent hereunder, the Stockholder Indemnified Party shall promptly provide written notice of such claim to Parent, and the provisions of Section 7.5(a) shall apply mutatis mutandis (with Parent in the role of the Stockholder Representative and the Stockholder Indemnified Party in the role of the Parent Indemnified Party).

Section 7.6. Tax Treatment of Indemnification Payments. Any payment made (including any surrender or cancellation of shares pursuant to Section 7.4(b)) pursuant to the indemnification obligations under this Article VII shall be treated as an adjustment to the Merger Consideration by the Parties for Tax purposes, unless otherwise required by applicable Law.

Section 7.7. Indemnification Sole and Exclusive Remedy. Except with respect to (a) claims based on fraud, willful misconduct or intentional misrepresentation, (b) claims for specific performance or other equitable relief in respect of any covenant or agreement contained herein or in any Ancillary Agreement, and (c) the termination rights and related provisions of Article VIII, following the Closing, indemnification pursuant to this Article VII shall be the sole and exclusive remedy of the Parties and any Persons claiming by or through any Party (including the Parent Indemnified Parties and the Stockholder Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement, and no Party shall have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the transactions contemplated hereby, whether based on contract, tort, strict liability, other Laws or otherwise. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in this Article VII.

ARTICLE VIII

TERMINATION

Section 8.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of Parent and the Company;

(b) by either Parent or the Company, by written notice to the other, if the Closing shall not have occurred on or before the date that is one hundred eighty (180) days after the Effective Date (as such date may be extended pursuant to Section 2.10, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant, or agreement contained in this Agreement has been a principal cause of, or has resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by either Parent or the Company, by written notice to the other, if any Governmental Authority of competent jurisdiction shall have issued a final, non-appealable Order permanently prohibiting the consummation of the Mergers; provided that the Party seeking to terminate shall have complied with its obligations under Section 5.5;

(d) by Parent, by written notice to the Company, if the Company or any Company Stockholder has breached any representation, warranty, covenant or agreement contained in this Agreement (or any Letter of Transmittal) such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not then be satisfied, and such breach is either incapable of being cured by the Outside Date or, if curable, is not cured within thirty (30) days following the Company’s receipt of written notice of such breach from Parent; provided that Parent shall not have such right if Parent, First Merger Sub or Second Merger Sub is then in material breach of this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not then be satisfied;

(e) by the Company, by written notice to Parent, if Parent, First Merger Sub or Second Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not then be satisfied, and such breach is either incapable of being cured by the Outside Date or, if curable, is not cured within thirty (30) days following Parent’s receipt of written notice of such breach from the Company; provided that the Company shall not have such right if the Company or any Company Stockholder is then in material breach of this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not then be satisfied;

(f) by the Company, by written notice to Parent delivered prior to the Outside Date, if the Parent Milestone (Section 6.3(g)(i)) or the Capital Availability Condition (Section 6.3(g)(ii)) has not been satisfied, such termination to be subject to, and governed exclusively by, the terms of the Capital Off-Ramp set forth in Section 6.3(g)(ii), including the one-way and cost-free nature of that right; or

(g) by Parent, by written notice to the Company delivered prior to the Outside Date, if Parent’s due diligence investigation of the Company or the final Disclosure Schedules reveal any matter of the kind described in Section 6.2(g) that is incapable of being cured or remediated to Parent’s reasonable satisfaction by the Outside Date.

Section 8.2. Manner and Effect of Termination.

(a) The Party desiring to terminate this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall give written notice of such termination to the other Parties, specifying the provision hereof pursuant to which such termination is made.

(b) In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall forthwith become null and void and have no effect, and there shall be no liability or obligation under this Agreement on the part of any Party or any of their respective directors, officers, employees, partners, members, stockholders or Representatives, except that Section 5.7 (Confidentiality; Public Announcements), this Section 8.2 and Article IX (including Section 9.9) shall survive any such termination; provided, however, that nothing herein shall relieve any Party from liability for fraud or for a willful and intentional breach of this Agreement occurring prior to such termination. No termination fee, break-up fee, expense-reimbursement fee, or similar payment shall be payable by any Party in connection with any termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Amendment and Waivers.

(a) This Agreement may be amended with the approval of the respective boards of directors (or equivalent governing bodies) of the Company and Parent at any time (whether before or after the receipt of the Company Stockholder Approval); provided, however, that (i) after receipt of the Company Stockholder Approval, no amendment shall be made which by Law requires further approval of the Company Stockholders without such further approval, (ii) any amendment having effect after the Closing that adversely affects the rights of the Company Stockholders under Article II, Article VII, Section 5.10, Section 5.17 or Section 9.9 shall also require the written consent of the Stockholder Representative, and (iii) any amendment on the part of Parent shall be subject to the related-party approval requirements described in Section 5.16(a) to the extent applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b) Any provision of this Agreement (including any Exhibit or Schedule) may be waived if, but only if, such waiver is in writing and is signed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision, nor shall any waiver constitute a continuing waiver.

Section 9.2. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed to have been duly given and effective: (a) upon personal delivery to the party to whom such notice is required or permitted to be given; (b) on the second Business Day following the date of dispatch if delivered by a nationally recognized overnight courier service, with written proof of delivery; or (c) upon transmission by email (with confirmation of receipt, and provided no bounce-back or error message is generated). The address for such notices and communications (unless changed by the applicable party by like notice) shall be as follows:

if to Parent, First Merger Sub, Second Merger Sub or, after the Closing, the Surviving Corporation or the Surviving Company, to:

Mobix Labs, Inc.

[***]

Attention: General Counsel

Email: [***]

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

[***]

Attention: Raymond Lee

Email: [***]

if to the Company (prior to the Closing), to:

Special Project Delivery, Inc.

[***]

Attention: Paul Singarella, Chief Executive Officer

Email: [***]

with a copy (which shall not constitute notice) to:

Holland & Knight LLP

[***]

Attention: Michael Scheinberg

Email: [***]

if to the Stockholder Representative or, after the Closing, the Company Stockholders, to:

Paul Singarella

[***]

Email: [***]

with a copy (which shall not constitute notice) to:

Holland & Knight LLP

[***]

Attention: Michael Scheinberg

Email: [***]

Section 9.3. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction or arbitrator to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 9.4. Entire Agreement; Assignment.

(a) This Agreement (including the Exhibits and Schedules hereto and the Disclosure Schedules), together with the Ancillary Agreements, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to such subject matter, including that certain non-binding Letter of Intent, dated May 12, 2026, between Parent and the Company.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any Party without the prior written consent of the other Parties; provided, however, that Parent may assign any or all of its rights under this Agreement to any direct or indirect wholly owned Subsidiary of Parent or, as collateral, to any Person providing financing to Parent or its Affiliates (provided that no such assignment shall relieve Parent of any of its obligations under this Agreement). Any attempted assignment not in accordance with this Section 9.4(b) shall be null and void.

Section 9.5. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except (a) the rights of the Company Stockholders under Article II to receive the Merger Consideration, (b) the rights of the Parent Indemnified Parties and the Stockholder Indemnified Parties under Article VII, (c) the rights of the Persons entitled to indemnification, exculpation, advancement or insurance under Section 5.17, and (d) the rights of the Company Stockholders under Section 5.10, Section 5.18(b) and Section 9.9.

Section 9.6. Governing Law. This Agreement, and all matters, claims and causes of action (whether in contract, tort, statute, equity or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 9.7. Jurisdiction. Subject to Section 9.10 (Dispute Resolution), which provides for the final and binding resolution of Disputes by arbitration seated in Orange County, California, each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Orange County, California, solely for the limited purposes of (a) compelling arbitration, (b) confirming, entering judgment upon, vacating, or enforcing an arbitral award, and (c) seeking interim or provisional relief in aid of arbitration pursuant to Section 9.11, in each case arising out of or relating to this Agreement, and irrevocably waives any objection to the laying of venue in any such court and any claim that any such court is an inconvenient forum. Nothing in this Section 9.7 permits any Party to litigate the merits of any Dispute that is subject to arbitration under Section 9.10.

Section 9.8. Waiver of Jury Trial. TO THE EXTENT ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO IS, PURSUANT TO SECTION 9.10, PERMITTED TO BE BROUGHT OR MAINTAINED IN A COURT, EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

Section 9.9. Fees and Expenses.

(a) Except as otherwise expressly set forth in this Agreement (including this Section 9.9), whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby, including the fees and expenses of counsel, financial advisors, and accountants, shall be paid by the Party incurring such fees or expenses.

(b) The aggregate amount of Reimbursable Transaction Expenses (excluding legal fees and expenses, which are addressed separately below) that is reimbursable by Parent shall not exceed $100,000 (the “Expense Cap”), whenever such expenses are incurred. Notwithstanding the foregoing and for the avoidance of doubt, the legal fees and expenses incurred by the Company or the Company Stockholders in connection with this Agreement and the transactions contemplated hereby are excluded from, and shall not count against or be limited by, the Expense Cap, and Parent shall reimburse such legal fees and expenses in full at the Closing in addition to (and without regard to) the Expense Cap. The $100,000 Expense Cap applies to all other Reimbursable Transaction Expenses regardless of when incurred or when the Closing occurs. All Reimbursable Transaction Expenses (including such legal fees and expenses) shall be due and payable at the Closing. All Reimbursable Transaction Expenses are separate and distinct from the consideration payable in the Mergers, (i) no portion of the Merger Consideration is being paid in respect of such expenses, and (ii) such expenses are being paid solely in satisfaction of obligations of the Company or its stockholders independent of the exchange of Shares in the Mergers. The Parties shall treat all such payments consistently for all Tax purposes, including as non-consideration transaction expenses, except as otherwise required by applicable Law. For the avoidance of doubt, the payment of Reimbursable Transaction Expenses shall not increase or decrease the Merger Consideration and shall not be treated as consideration paid in exchange for Shares.

Section 9.10. Dispute Resolution. Any dispute, controversy, or claim, whether in contract or tort, arising out of or relating to this Agreement, or the enforcement, breach, termination, or validity thereof (a “Dispute”), including the determination of the scope or applicability of the agreement to arbitrate, that has not been resolved through good-faith negotiations within thirty (30) days following written notice from one Party to the other(s), shall, at the election of any Party, first be submitted to non-binding mediation administered by a mutually selected mediator in Orange County, California. If the Dispute is not resolved through mediation within an additional sixty (60) days, it shall be finally resolved by binding arbitration seated in Orange County, California, before a single neutral and impartial arbitrator, administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures then in effect. The Parties shall endeavor to appoint the arbitrator within fifteen (15) days of a demand for arbitration; failing such appointment, the arbitrator shall be appointed by JAMS in accordance with such rules. The arbitrator shall issue a reasoned written award setting forth findings of fact and conclusions of law, which shall be final and binding and not subject to appeal or collateral attack, and judgment upon the award may be entered in any court of competent jurisdiction. If JAMS no longer exists or is otherwise unavailable, the American Arbitration Association shall administer the arbitration in accordance with its Commercial Arbitration Rules, and references herein to JAMS shall mean the American Arbitration Association. The arbitrator shall have no authority to award punitive or exemplary damages (except to the extent contemplated by Section 7.4(d)). Each Party irrevocably waives any right to commence or maintain any action arising out of or relating to this Agreement in any court, except as permitted by Section 9.7.

Section 9.11. Specific Performance. Each Party acknowledges and agrees that the other Parties would be irreparably damaged in the event Section 5.3 of this Agreement were not performed in accordance with its terms, that no adequate remedy at law would exist for any such failure to perform, and that monetary damages would not be a sufficient remedy. Accordingly, each Party shall be entitled to specific performance of the terms set forth in Section 5.3 and to injunctive or other equitable relief (including from any court of competent jurisdiction in aid of arbitration, as contemplated by Section 9.7) to prevent any breach or threatened breach, in each case in addition to any other remedy to which such Party may be entitled hereunder, and without the necessity of posting any bond or other security.

Section 9.12. Counterparts; Electronic Signature. This Agreement may be executed and delivered in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signatures transmitted by facsimile, by electronic mail in “portable document format” (.pdf), via DocuSign or an equivalent platform, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.13. Calculation of Time. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period) shall be the next date which is a Business Day.

Section 9.14. No Recourse. This Agreement may be enforced only against, and any claim based upon or related to this Agreement may be brought only against, the Persons expressly named as Parties hereto (and, to the extent of their express obligations under the Letters of Transmittal, the Company Stockholders), and then only with respect to the specific obligations set forth herein or therein. No past, present, or future director, officer, employee, member, partner, stockholder, Affiliate, agent, or Representative of any named Party shall have any liability for any obligations of such Party under this Agreement. Notwithstanding the foregoing, nothing in this Section 9.14 shall limit, impair, or otherwise affect (a) the obligations of the Company Stockholders under Article VII and the Letters of Transmittal, (b) the rights of any Covered Executive under Section 5.17, (c) the rights of any Person entitled to indemnification, exculpation, or advancement of expenses under Section 5.17(a), (d) the rights of any Company Stockholder under Article II, Section 5.10 or Section 9.9, or (e) the rights of any Person under any Ancillary Agreement, each of which may be enforced in accordance with its terms. Nothing in this Section 9.14 shall limit the liability of any Person for fraud or willful breach.

Section 9.15. Further Assurances. From and after the Closing, each Party shall, and shall cause its Affiliates to, execute and deliver such further instruments and documents, and take such further actions, as may be reasonably necessary or appropriate to give effect to the transactions contemplated by this Agreement, including the orderly integration of the Company’s business into the combined enterprise.

ARTICLE X

DEFINITIONS AND GENERAL INTERPRETATION

Section 10.1. Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any inquiry, offer, proposal or indication of interest (other than this Agreement or any inquiry, offer, proposal or indication of interest by Parent), or any public announcement of intention to make any of the foregoing, contemplating, relating to or otherwise involving in any way (a) any acquisition, merger, business combination, recapitalization, equity investment, or similar transaction involving the Company, (b) any sale, lease, exchange, transfer, license, acquisition or disposition of all or any material portion of the assets, business, properties, projects or technologies of the Company (including any Designated Project or any material interest therein), or (c) any joint venture or other strategic investment in or involving the Company (other than ordinary-course project-level arrangements expressly permitted by Section 5.1).

“Action” means any action, charge, claim, complaint, demand, grievance, arbitration, mediation, audit, assessment, hearing, investigation, inquiry, directive, notice of violation, legal proceeding, administrative enforcement proceeding, litigation, suit or other proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced or brought by any Person, or conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means the First Certificate of Merger, the Second Certificate of Merger, the Employment Agreements, the Investor Rights Agreement, the Letters of Transmittal, and all other agreements, certificates, and instruments required or expressly provided under this Agreement to be executed and delivered by Parent, First Merger Sub, Second Merger Sub, the Company, the Stockholder Representative or any Company Stockholder in connection with the transactions contemplated hereby.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in the State of California or the State of Delaware are authorized or required by Law to be closed.

“Budget” means the budget for the Surviving Company set forth on Schedule A, as the same may be amended, supplemented, or replaced from time to time following the Closing in accordance with Section 2.12(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Transaction Expenses” means, without duplication, all fees, costs and expenses incurred or to be incurred by or on behalf of the Company in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including the fees, costs and expenses of investment bankers, attorneys, accountants and other advisors and service providers, any change-of-control, transaction, retention or similar payments payable by the Company as a result of the transactions contemplated hereby, and any employer-side payroll Taxes attributable to any of the foregoing; provided that Reimbursable Transaction Expenses reimbursed by Parent pursuant to Section 9.9(b) shall not constitute Company Transaction Expenses for purposes of Section 7.2(d).

“Contract” means any written or oral contract, agreement, arrangement, commitment, understanding, letter of intent, memorandum of understanding, term sheet, license, lease, sublease, indenture, instrument, note, bond, mortgage, deed of trust, purchase order, work order, statement of work, guarantee, indemnity, franchise agreement, joint venture agreement, partnership agreement, or other legally binding obligation of any nature, in each case to which the applicable Person is a party or by which the applicable Person or any of its properties or assets is bound or affected, and including all amendments, modifications, supplements, restatements, and waivers thereto.

“Covered Executives” means each of Paul Singarella and John Dewey.

“Damages” means any and all damages, liabilities, obligations, awards, fines, judgments, administrative orders, remediation requirements, suits, actions, causes of action, enforcement actions, claims, demands, deficiencies, losses, costs, penalties, charges, liquidated damages, expenses, assessments, Taxes, interest and penalties, and reasonable accountants’, consultants’, engineers’ and experts’ fees and expenses, including reasonable expenses incurred in connection with investigating, defending against, or settling any of the foregoing (subject to Section 7.4(d)); provided that Damages excludes any attorneys’ fees or arbitration fees or costs incurred in the prosecution or defense of any claim or Dispute against another Party, except to the extent an arbitrator or court awards such fees and costs to the prevailing party.

“Data Security Requirements” means, to the extent applicable to the Company and relating to data security, cyber security, privacy or security-breach notification: (a) the Company’s own rules, policies and procedures; (b) applicable Laws (including, to the extent applicable, the California Consumer Privacy Act); (c) applicable industry standards by which the Company is contractually bound; and (d) Contracts into which the Company has entered or by which it is otherwise bound.

“DGCL” has the meaning set forth in the Recitals; “DLLCA” has the meaning set forth in the Recitals.

“Disclosure Schedules” means the disclosure schedules delivered by the Company to Parent pursuant to Section 5.13 and, where the context requires, the other Schedules to this Agreement delivered by the Company.

“Employee Benefit Plan” means (a) any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended); (b) any bonus, incentive, equity or equity-based compensation, deferred compensation, retiree medical, life insurance, retirement, health and welfare, severance or similar plan, policy or agreement; and (c) any employment, retention, individual consulting, termination or similar agreement, in each case that is sponsored, maintained, contributed to or required to be contributed to by the Company, or with respect to which the Company has any obligation or liability (contingent or otherwise).

“Environmental Laws” means any applicable Law concerning pollution, contamination, remediation, protection of natural resources or the environment, or protection of human health and safety, including any Law relating to wells, drilling, plugging and abandonment, mineral extraction, geothermal resources, or water quality or supply.

“Equity Interest” means, with respect to any Person, any capital stock, shares, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person.

“Exchange Act” has the meaning set forth in Section 4.7.

“Financial Statements” means balance sheets and related statements of operations and cash flows (or, for periods during which the Company was a limited liability company, the equivalent statements maintained by it).

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification; Conversion; Subsidiaries), Section 3.2 (Authority, Approval and Enforceability), Section 3.3 (Capitalization), Section 3.4(a)(i) (No Conflict with Organizational Documents), Section 3.21 (Brokers and Finders), Section 3.23 (Affiliate and Parent Related-Party Transactions), Section 3.24 (Title to Shares) and Section 3.25 (Investment Representations).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any U.S. federal, state, local, or municipal or any foreign government, any governmental, regulatory or administrative authority, agency, division, bureau, instrumentality or commission, any court, tribunal or judicial or arbitral body, or any self-regulatory organization or stock exchange (including The Nasdaq Stock Market LLC).

“Hazardous Substance” means any substance, material or waste listed, defined, designated, or classified as hazardous, toxic, radioactive, dangerous, or a “pollutant” or “contaminant” or otherwise regulated, or for which liability or standards of conduct may be imposed, under any Environmental Law, including petroleum, brines, drilling fluids and naturally occurring radioactive materials.

“Indemnified Taxes” means, without duplication, (a) any Taxes of the Company or any Subsidiary attributable to any Pre-Closing Tax Period (including the portion of any Straddle Period ending on the Closing Date, determined in accordance with Section 5.8(b)); (b) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company, including its predecessor limited liability company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law; (c) any Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing; (d) any employer-side payroll Taxes attributable to compensatory payments made in connection with the transactions contemplated hereby; (e) any Taxes arising from or in connection with any breach of or inaccuracy in any Tax Representation; and (f) any Transfer Taxes required to be borne by the Company Stockholders pursuant to Section 5.8(e); provided that Indemnified Taxes shall not include any Taxes resulting from any action taken by Parent or its Affiliates outside the ordinary course of business on the Closing Date after the Closing.

“Investor Rights Agreement” means the Investor Rights Agreement, in substantially the form agreed to by the Parties, providing for registration rights and a customary lock-up applicable to the shares of Parent Class A Common Stock issuable as Aggregate Stock Consideration.

“Knowledge” means (a) with respect to the Company (including the phrase “Knowledge of the Company”), the actual knowledge of each Person listed on Schedule C, in each case after reasonable inquiry of such Person’s direct reports and of those advisors of the Company who would reasonably be expected to have knowledge of the relevant matter, and (b) with respect to Parent (including the phrase “Knowledge of Parent”), the actual knowledge of Philip Sansone, in each case after reasonable inquiry of such Person’s direct reports.

“Law” means any federal, state, local, or foreign statute, law (including common law), ordinance, regulation, rule, code, Order, or other legally binding requirement enacted, promulgated, or enforced by any Governmental Authority.

“Liability” means any liability, indebtedness or obligation of any nature whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, disputed or undisputed, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable or otherwise, and whether or not required to be accrued on financial statements.

“Lien” means any lien, claim, mortgage, pledge, adverse claim, easement, charge, security interest, encumbrance, option, right of first refusal, restriction on transfer (other than transfer restrictions of general applicability under applicable securities Laws) or other restriction or adverse interest of any kind.

“Material Adverse Effect” means, with respect to the Company or Parent (as applicable), any change, effect, fact, occurrence, circumstance, development or event that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) has prevented or materially delayed, or would reasonably be expected to prevent or materially delay, the consummation by such Person of the transactions contemplated hereby; provided, however, that, in the case of clause (a), none of the following, individually or in the aggregate, shall be deemed to constitute, or shall be taken into account in determining whether there has occurred, a Material Adverse Effect: (i) general economic, financial, capital market, regulatory, political or social conditions; (ii) conditions generally affecting the industries in which such Person operates; (iii) changes in GAAP or applicable Law or the interpretation thereof; (iv) acts of war, armed hostilities, sabotage, terrorism, epidemics, pandemics, natural disasters or acts of God; (v) any failure by such Person to meet any internal or external projections, forecasts, budgets or estimates (provided that the underlying causes thereof may be considered); or (vi) the announcement, pendency or consummation of the transactions contemplated hereby; except, in the case of clauses (i) through (iv), to the extent such matter has a disproportionate impact on such Person relative to other participants in the industries in which such Person operates.

“Order” means any decree, decision, injunction, judgment, order, citation, consent order, ruling, verdict or similar enforcement order entered, issued, made or rendered by any Governmental Authority of competent jurisdiction.

“Organizational Documents” means, as to any Person, the organizational documents of such Person, including any charter, certificate or articles of incorporation, certificate or articles of formation or organization, certificate of conversion, bylaws, limited liability company agreement, operating agreement, stockholders agreement, voting agreement or similar governing document.

“Parent Class A Common Stock” means the Class A Common Stock, par value $0.00001 per share, of Parent; “Parent Common Stock” means, collectively, the Parent Class A Common Stock and the Class B Common Stock, par value $0.00001 per share, of Parent.

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement, the principal portions of which are set forth as Schedule B, and which is incorporated by reference into, and constitutes an integral part of, this Agreement.

“Parent Indemnified Party” means any of Parent, First Merger Sub, Second Merger Sub and their respective Subsidiaries and Affiliates (including the Surviving Corporation and the Surviving Company) and each of their respective officers, directors, managers, employees, agents and Representatives.

“Permits” means any and all permits, rights, approvals, licenses, authorizations, orders, operating authorities, franchises, easements, applications, filings, registrations and other authorizations under any Law or otherwise granted or required by any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar Liens arising in the ordinary course of business and not yet due and payable; (c) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance or similar programs; (d) with respect to real property and mineral or water interests, zoning, entitlement, building and other land-use regulations, and royalties, reservations and similar burdens of record that do not materially impair the value or continued use of the affected assets; and (e) transfer restrictions of general applicability under applicable federal and state securities Laws.

“Person” means any individual, partnership, limited partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, Governmental Authority, or other entity of any kind.

“Pre-Closing Dilution Stack” means, as of any reference date, the sum of Parent’s basic outstanding Common Stock calculated on a non-diluted basis as of such date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Pro Rata Share” means, with respect to each Company Stockholder, the percentage set forth opposite such Company Stockholder’s name on Schedule D (Allocation Schedule), as the same may be updated by the Company in good faith prior to the Closing Date pursuant to Section 2.4(c).

“Proprietary Information” means all information and materials not generally known to the public, including trade secrets, designs, software, know-how, technical information, deal-sourcing methodologies, project-development frameworks, pro forma models, form templates, and confidential marketing and other confidential and proprietary information.

“Reimbursable Transaction Expenses” means all reasonable and documented out-of-pocket fees and expenses incurred by the Company or its founding stockholders, Paul Singarella and John Dewey (in their capacity as such), in connection with the negotiation, preparation, execution, and consummation of this Agreement and the transactions contemplated hereby, including: (a) legal, accounting, and financial advisory fees; (b) filing fees and similar administrative costs; (c) reasonable travel and lodging expenses incurred in connection with relevant meetings and diligence; and (d) other customary transaction-related expenses; provided, however, that Reimbursable Transaction Expenses shall not include: (i) any amounts payable as compensation for services (including bonuses, retention payments, or change-in-control payments); (ii) any amounts contingent upon or determined by reference to the consideration payable in the Mergers; (iii) any expenses not supported by reasonable documentation; (iv) any liabilities or obligations unrelated to the transactions contemplated hereby; or (v) any amounts in excess of the Expense Cap.

“Related Party” has the meaning set forth in Section 3.23(a); “Parent Related Party” has the meaning set forth in Section 3.23(b).

“Representatives” means, with respect to any Person, all directors, managers, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives of such Person.

“SEC” has the meaning set forth in Section 2.4(b); “Securities Act” has the meaning set forth in Section 2.4(b).

“Security Right” means any option, warrant, convertible or exchangeable security, subscription right, call right, put right, right of first refusal, right of first offer, conversion right, profits interest, phantom equity, equity appreciation right or other right requiring, or convertible into or exchangeable for, the issuance of Equity Interests of the applicable Person, whether vested or unvested, and whether conferred by Law, Organizational Document or Contract.

“Share” means a share of common stock, par value $0.0001 per share, of the Company.

“Stockholder Indemnified Party” means the Stockholder Representative, any of the Company Stockholders, and their respective Affiliates, agents and Representatives.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than fifty percent (50%) of the voting securities or other voting equity interests are owned, directly or indirectly, by such first Person, or (b) such first Person or any Subsidiary of such first Person is a general partner or managing member.

“Tax” or “Taxes” means (a) all federal, state, local, and foreign taxes, assessments, duties, levies, imposts, and other governmental charges of any kind or in the nature of taxes, including any income, gross receipts, license, payroll, employment, unclaimed property or escheat, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or estimated tax, including any interest, penalties, and additions thereto, whether or not disputed; (b) any liability for the payment of any amounts of the type described in clause (a) arising as a result of being (or having been) a member of any affiliated, combined, consolidated, or unitary group; and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation to indemnify, allocate or otherwise assume or succeed to the liability of any other Person.

“Tax Law” means any Law relating to Taxes, including the Code.

“Tax Opinion” means an opinion of counsel to Parent or the Company, as applicable, in form and substance reasonably satisfactory to the receiving Party, to the effect that the Mergers, taken together, should qualify as a reorganization within the meaning of Section 368(a) of the Code.

“Tax Representations” means the representations and warranties set forth in Section 3.15 (Tax Matters) and, to the extent relating to Taxes, Section 3.16 (Employees; Consultants; Benefit Plans).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Trading Day” means any day on which shares of Parent Class A Common Stock are traded on The Nasdaq Stock Market LLC.

“Transfer Taxes” has the meaning set forth in Section 5.8(e).

“Treasury Regulations” means the regulations issued by the U.S. Department of the Treasury under the Code, as in force from time to time.

“VWAP” means, as of any date, the volume-weighted average price per share of Parent Class A Common Stock on The Nasdaq Stock Market LLC, as reported by Bloomberg L.P. or, if not reported by Bloomberg L.P., by another nationally recognized financial market data provider reasonably selected by Parent, for the twenty (20) consecutive Trading Days ending on (and including) the third (3rd) Trading Day immediately preceding such date.

Other capitalized terms are defined elsewhere in this Agreement and have the meanings ascribed to them where they appear, including: “368 Transaction” (Recitals); “Agreement” (Preamble); “Allocation Schedule” (Section 2.4(c)); “Capital Availability Condition” and “Capital Off-Ramp” (Section 6.3(g)(ii)); “Closing” and “Closing Date” (Section 1.2); “Company,” “Parent,” “First Merger Sub,” “Second Merger Sub” and “Stockholder Representative” (Preamble); “Company Board” (Recitals); “Company Financial Statements” (Section 3.5(a)); “Company Intellectual Property” (Section 3.12(a)); “Company Stockholder Approval” (Section 3.2(c)); “Company Stockholders” (Recitals); “Designated Projects” and “SPD Pipeline” (Section 3.19); “Dispute” (Section 9.10); “Dissenting Shares” (Section 2.6); “Effective Date” (Preamble); “Effective Time” and “Second Effective Time” (Section 1.3); “Employment Agreements” (Section 5.9(a)); “Excluded Activities” (Section 5.3); “Expense Cap” (Section 9.9(b)); “First Certificate of Merger” and “Second Certificate of Merger” (Section 1.3); “First Merger,” “Second Merger” and “Mergers” (Recitals); “Surviving Corporation” and “Surviving Company” (Recitals); “General Expiration Date” (Section 7.1); “Interim Period” (Section 5.1(a)); “Letter of Transmittal” (Section 5.14); “Material Contracts” (Section 3.11(a)); “Merger Consideration” (Section 2.2(a)); “MWS” (Section 3.1(c)); “Outside Date” (Section 8.1(b)); “Parent Audit Committee” and “Parent Board” (Recitals); “Parent Fundamental Representations” (Section 7.1); “Parent Milestone” (Section 6.3(g)(i)); “Parent Name Change” (Section 5.19); “Parent Solvency Certificate” (Section 6.3(f)); “Parties” and “Party” (Preamble); “SEC Reports” (Section 4.7); “Threshold Amount” (Section 7.4(a)); and “Unknown Claims” (Section 5.15).

Section 10.2. General Interpretation.

(a) The Parties agree that they have been represented by counsel during, and have jointly participated in, the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (i) references to Articles, Sections, Exhibits and Schedules are to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (ii) the table of contents and headings are for reference purposes only and do not affect the meaning or interpretation of this Agreement; (iii) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (iv) the words “hereof,” “herein” and “hereunder” refer to this Agreement as a whole; (v) the word “will” has the same meaning and effect as the word “shall”; (vi) references to days mean calendar days unless Business Days are specified; (vii) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time, and include any rules and regulations promulgated thereunder and any successor provisions; (viii) references to any agreement or instrument are to the agreement or instrument as from time to time amended, modified, supplemented or replaced; (ix) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (x) the use of “furnished to Parent” or “made available to Parent” or similar phrases means that the subject documents were delivered to Parent or its Representatives or posted to, and freely accessible by Parent and its Representatives in, the virtual data room maintained by or on behalf of the Company at least two (2) Business Days prior to the date hereof; (xi) references to a Person are also to its successors and permitted assigns; (xii) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; (xiii) references to monetary amounts are to the lawful currency of the United States; (xiv) the phrase “ordinary course of business” means “ordinary course of business consistent with past practice”; and (xv) words importing the singular include the plural and vice versa and words importing gender include all genders.

Section 10.3. Disclosure Schedules. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected therein; any such additional matters are included for informational purposes and do not necessarily include other matters of a similar nature. Headings in the Disclosure Schedules are for convenience of reference only. Disclosure of any information, fact or item in any Section of the Disclosure Schedules shall be deemed to have been disclosed with respect to every other Section of this Agreement and the Disclosure Schedules to the extent it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections. Nothing in the Disclosure Schedules is intended to broaden the scope of any representation or warranty. The mere inclusion of any item in the Disclosure Schedules shall not be deemed an admission that such item is material, and neither the specification of any dollar amount nor the inclusion of any specific item is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material or within or outside the ordinary course of business. In the event of any conflict or inconsistency between any provision of this Agreement and any Schedule or Exhibit, the provisions of this Agreement shall control; provided that the inclusion of an item in a Disclosure Schedule shall not be deemed a conflict or inconsistency for this purpose.

[Remainder of page intentionally left blank; signature pages follow.]

In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first written above.

PARENT:

MOBIX LABS, INC.

By:	/s/ Philip Sansone
Name:	Philip Sansone
Title:	Chief Executive Officer

FIRST MERGER SUB:

MOBIX MERGER SUB XIV, INC.

By:	/s/ Philip Sansone
Name:	Philip Sansone
Title:	Chief Executive Officer

SECOND MERGER SUB:

MOBIX MERGER SUB XV, LLC

By: Mobix Labs, Inc., its sole member

By:	/s/ Philip Sansone
Name:	Philip Sansone
Title:	Chief Executive Officer

COMPANY:

SPECIAL PROJECT DELIVERY, INC.

By:	/s/ Paul Singarella
Name:	Paul Singarella
Title:	Chief Executive Officer

STOCKHOLDER REPRESENTATIVE:

By:	/s/ Paul Singarella
Paul Singarella,
solely in his capacity as Stockholder Representative

Signature Page to Mobix/SPD Agreement and Plan of Merger

INDEX OF SCHEDULES

Agreement Schedules

Schedule A — Budget

Schedule B — Parent Disclosure Schedules

Schedule C — Company’s Knowledge

Schedule D — Allocation Schedule

Company Disclosure Schedules (to be delivered pursuant to Section 5.13)

Schedule 3.1(c) — Subsidiary of the Company

Schedule 3.3(a) — Capitalization; Security Rights

Schedule 3.4(b) — Required Consents

Schedule 3.5(a) — Financial Statements; Basis of Preparation

Schedule 3.5(b) — Liabilities

Schedule 3.8 — Real Property; Mineral and Water Interests

Schedule 3.9(a) — Compliance Exceptions

Schedule 3.9(b) — Permits

Schedule 3.10 — Litigation

Schedule 3.11(a) — Material Contracts

Schedule 3.12 — Intellectual Property

Schedule 3.14 — Environmental Matters

Schedule 3.15 — Tax Matters

Schedule 3.15(d) — Tax Classification; Conversion

Schedule 3.16(b) — Special Advisors and Consultants

Schedule 3.17 — Insurance

Schedule 3.18 — Project Portfolio Status Report

Schedule 3.19 — Subsidiaries and Membership Interests

Schedule 3.20 — Government Programs

Schedule 3.21 — Brokers

Schedule 3.23 — Affiliate and Parent Related-Party Transactions

Schedule 5.1 — Expressly Permitted Activities

Schedule 5.3 — Excluded Activities

Schedule 5.16(c) — Related-Party Arrangements To Be Terminated, Amended or Ratified at Closing

Schedule 7.2(g) — Indemnification Matters